SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                Date of report (date of earliest event reported):
                                February 18, 2003

Commission           Exact name of registrants as specified in their charters,         I.R.S. Employer
File Number      state of incorporation, address of principal executive offices,    Identification Number
                                and telephone number

  1-8349                   Florida Progress Corporation                                 59-2147112
                              A Florida Corporation
                           410 South Wilmington Street
                          Raleigh, North Carolina 27601
                            Telephone (919) 546-6111



  1-3274                    Florida Power Corporation                                  59-0247770
                      d/b/a Progress Energy Florida, Inc.
                              A Florida Corporation
                               100 Central Avenue
                          St. Petersburg, Florida 33701
                            Telephone (727) 820-5151
                                Former Address of
                            Florida Power Corporation
                               One Progress Plaza
                          St. Petersburg, Florida 33701




This combined Form 8-K is filed separately by two registrants: Florida Progress Corporation and Florida Power Corporation. Information contained herein relating to either individual registrant is filed by such registrant solely on its own behalf.
================================================================================

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

The registrants file this combined Form 8-K Current Report for the purpose of filing the exhibits listed below. Exhibit 99 is expected to be filed in identical form with the registrant's combined Form 10-K Annual Report for the year ended December 31, 2002.

         (c)   Exhibits.

           4     Fortieth Supplemental Indenture (to the Mortgage Indenture
                    dated as of January 1, 1944) dated as of July 1, 2002 between Florida Power Corporation and First Chicago Trust Company of New York

          12a    Florida Power Corporation Statement of Computation of Ratios

          23.1   Consent of Deloitte & Touche LLP

          23.2   Consent of KPMG LLP

          23.3   Consent of KPMG LLP

          99 Florida Progress Corporation and Florida Power Corporation financial statements:

                 Combined Independent Auditors' Report - Deloitte & Touche LLP Combined Independent Auditors' Report - KPMG LLP

                 Florida Progress Corporation
                 Consolidated Statements of Income and Comprehensive Income for
                    the Years Ended December 31, 2002, 2001, and 2000
                 Consolidated Balance Sheets as of December 31, 2002 and 2001 Consolidated Statements of Cash Flows for the Years Ended
                    December 31, 2002, 2001, and 2000
                 Consolidated Schedules of Capitalization as of December 31,
                    2002 and 2001
                 Consolidated Statements of Common Equity for the Years Ended
                    December 31, 2002, 2001, and 2000
                 Consolidated Quarterly Financial Data (Unaudited)

                 Florida Power Corporation
                 Statements of Income and Comprehensive Income for the Years
                    Ended December 31, 2002, 2001, and 2000
                 Balance Sheets as of December 31, 2002 and 2001
                 Statements of Cash Flows for the Years Ended December 31,
                    2002, 2001, and 2000
                 Schedules of Capitalization as of December 31, 2002 and 2001 Statements of Common Equity for the Years Ended December 31,
                    2002, 2001, and 2000 Quarterly
                 Financial Data (Unaudited)

                 Combined Notes to Financial Statements

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


FLORIDA PROGRESS CORPORATION
FLORIDA POWER CORPORATION
                                         Registrants

                                         By: /s/ Robert H. Bazemore, Jr.
                                             -----------------------------------
                                             Robert H. Bazemore, Jr.
                                             Vice President and Controller


Date:   February 18, 2003

                                INDEX TO EXHIBITS

Exhibit
Number            Description of Exhibit

  4           Fortieth Supplemental Indenture (to the Mortgage Indenture
                 dated as of January 1, 1944) dated as of July 1, 2002 between Florida Power Corporation and First Chicago Trust Company of New York

 12a          Florida Power Corporation Statement of Computation of Ratios

 23.1         Consent of Deloitte & Touche LLP

 23.2         Consent of KPMG LLP

 23.3         Consent of KPMG LLP

   99 Florida Progress Corporation and Florida Power Corporation financial statements:

              Combined Independent Auditors' Report - Deloitte & Touche LLP Combined Independent Auditors' Report - KPMG LLP

              Florida Progress Corporation
              Consolidated Statements of Income and Comprehensive
                 Income for the Years Ended December 31, 2002, 2001, and 2000
              Consolidated Balance Sheets as of December 31, 2002 and 2001 Consolidated Statements of Cash Flows for the Years Ended
                 December 31, 2002, 2001, and 2000
              Consolidated Schedules of Capitalization as of December 31, 2002
                 and 2001
              Consolidated Statements of Common Equity for the Years
                 Ended December 31, 2002, 2001, and 2000
              Consolidated Quarterly Financial Data (Unaudited)

              Florida Power Corporation
              Statements of Income and Comprehensive Income for the Years Ended
                 December 31, 2002, 2001, and 2000
              Balance Sheets as of December 31, 2002 and 2001
              Statements of Cash Flows for the Years Ended December 31,
                 2002, 2001, and 2000
              Schedules of Capitalization as of December 31, 2002 and 2001 Statements of Common Equity for the Years Ended December 31,
                 2002, 2001, and 2000
              Quarterly Financial Data (Unaudited)

              Combined Notes to Financial Statements

                                                              Exhibit 12a

                            FLORIDA POWER CORPORATION
                       Statement of Computation of Ratios
                              (Dollars In Millions)


     Ratio of Earnings to Fixed Charges:

                                              2002           2001          2000          1999          1998
                                           -----------     ----------    ----------    ----------    ----------

Net Income                                   $324.1          $311.1        $211.8        $267.0        $250.1

Income Taxes                                  163.3           182.6         150.5         151.3         141.0
                                           -----------     ----------    ----------    ----------    ----------

Income Before Taxes                           487.4           493.7         362.3         418.3         391.1

Net Interest Charges                          109.4           114.8         128.5         124.0         136.5
                                           -----------     ----------    ----------    ----------    ----------

Total Earnings (A)                           $596.8          $608.5        $490.8        $542.3        $527.6
                                           -----------     ----------    ----------    ----------    ----------

Fixed Charges (B)                            $109.4          $114.8        $128.5        $124.0        $136.5
                                           -----------     ----------    ----------    ----------    ----------

Preferred Dividends grossed
up for effective tax rate                       2.4             2.4           2.6           2.3           2.3

Total Fixed Charges plus
Preferred Dividends (C)                       111.8           117.2         131.1         126.3         138.8
                                           -----------     ----------    ----------    ----------    ----------

 Ratio of Earnings to
  Fixed Charges (A/B)                           5.46            5.30          3.82          4.37          3.87
                                           ===========     ==========    ==========    ==========    ==========

 Ratio of Earnings to Fixed Charges
 and Preferred Dividends (A/C)                  5.34            5.19          3.74          4.29          3.80
                                           ===========     ==========    ==========    ==========    ==========


                                       5
                                                                   EXHIBIT 23.1



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 33-53939 on Form S-8, Registration Statement No. 33-54972 on Form S-8, Registration Statement No. 333-02169 on Form S-8, Registration Statement No. 333-19037 on Form S-8, Registration Statement No. 333-75373 on Form S-8, Registration Statement No. 333-39232 on Form S-3, Registration Statement No. 33-51573 on Form S-3, Registration Statement No. 33-47623 on Form S-8,
Registration Statement No. 2-93111 on Form S-3, Registration Statement No. 333-94143 on Form S-8, Registration Statement No. 333-66161 on Form S-8, and Registration Statement No. 333-07853 on Form S-3 of Florida Progress Corporation of our report dated February 12, 2003, appearing in this Form 8-K of Florida Progress Corporation.

We consent to the incorporation by reference in Post-Effective Amendment 1 to Registration Statement No. 33-55273 on Form S-3, Post-Effective Amendment 1 to Registration Statement No. 333-29897 on Form S-3, Post-Effective Amendment 1 to Registration Statement No. 333-62210 on Form S-3, and Registration Statement No. 333-63204 on Form S-3 of Florida Power Corporation of our report dated February 12, 2003, appearing in this Form 8-K of Florida Power Corporation.



/s/ Deloitte & Touche LLP
Raleigh, North Carolina
February 18, 2003

                                                                   EXHIBIT 23.2


Board of Directors
Florida Progress Corporation:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-53939, 33-54972, 333-02169, 333-19037, 333-75373, 33-47623,
333-94143 and 333-66161)  and Form S-3 (Nos.  333-39232,  33-51573,  2-93111 and
333-07853) of Florida Progress Corporation of our report dated February 15, 2001 relating to the statements of income and comprehensive income, cash flows and common equity of Florida Progress Corporation and subsidiaries, and of Florida Power Corporation for the year ended December 31, 2000, which report appears in this report on Form 8-K of Florida Progress Corporation.



/s/KPMG LLP
KPMG LLP
Tampa, Florida

February 18, 2003


                                                                   EXHIBIT 23.3


Board of Directors
Florida Power Corporation:

We consent to incorporation by reference in the registration statements on Form S-3 (No. 333-63204, Post-Effective Amendment 1 to No. 33-55273, Post-Effective Amendment 1 to No. 333-29897, and Post-Effective Amendment 1 to 333-62210) of Florida Power Corporation of our report dated February 15, 2001, relating to the statements of income and comprehensive income, cash flows and common equity of Florida Progress Corporation and subsidiaries, and of Florida Power Corporation for the year ended December 31, 2000, which report appears in this report on Form 8-K of Florida Power Corporation.



/s/KPMG LLP
KPMG LLP
Tampa, Florida

February 18, 2003

INDEPENDENT AUDITORS' REPORT

TO THE BOARDS OF DIRECTORS OF FLORIDA PROGRESS CORPORATION AND FLORIDA POWER
CORPORATION:

We have audited the accompanying consolidated balance sheets and schedules of capitalization of Florida Progress Corporation and its subsidiaries (Florida Progress) and the accompanying balance sheets and schedules of capitalization of Florida Power Corporation (Florida Power) as of December 31, 2002 and 2001, and the related Florida Progress consolidated statements of income and comprehensive income, of common equity, and of cash flows and the related Florida Power statements of income and comprehensive income, of common equity, and of cash flows for each of the two years in the period ended December 31, 2002. These financial statements are the responsibility of the respective company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of Florida Progress and the financial statements of Florida Power for the year ended December 31, 2000 were audited by other auditors whose report, dated February 15, 2001 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Florida Progress and of Florida Power, respectively, at December 31, 2002 and 2001, and the results of their respective operations and cash flows for each of the two years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.



/s/ DELOITTE & TOUCHE LLP
Raleigh, North Carolina
February 12, 2003

INDEPENDENT AUDITORS' REPORT



TO THE BOARD OF DIRECTORS OF FLORIDA PROGRESS CORPORATION:

We have audited the accompanying statements of income and comprehensive income, cash flows, and common equity of Florida Progress Corporation and subsidiaries, and of Florida Power Corporation, for the year ended December 31, 2000. These financial statements are the responsibility of the respective management of Florida Progress Corporation and Florida Power Corporation. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Florida Progress Corporation and subsidiaries, and Florida Power Corporation for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.


/s/KPMG LLP
KPMG LLP
St. Petersburg, Florida

February 15, 2001


CONSOLIDATED STATEMENTS of INCOME AND COMPREHENSIVE INCOME
Florida Progress Corporation                                                Years ended December 31
(In thousands)                                                        2002            2001            2000
--------------------------------------------------------------------------------------------------------------
Operating Revenues
   Utility                                                        $ 3,061,732     $ 3,212,841     $ 2,871,563
   Diversified business                                             1,291,534       1,323,620       1,358,772
--------------------------------------------------------------------------------------------------------------
      Total Operating Revenues                                      4,353,266       4,536,461       4,230,335
--------------------------------------------------------------------------------------------------------------
Operating Expenses
Utility
   Fuel used in electric generation                                   853,500         912,735         681,869
   Purchased power                                                    514,975         514,528         498,458
   Operation and maintenance                                          572,237         487,144         589,131
   Depreciation and amortization                                      294,856         452,972         402,625
   Taxes other than on income                                         227,699         230,169         213,280
Diversified business
   Cost of sales                                                    1,329,157       1,374,445       1,336,276
   Impairment of long-lived assets                                    281,157         160,569         130,700
   Other                                                               32,679         100,401         143,135
--------------------------------------------------------------------------------------------------------------
        Total Operating Expenses                                    4,106,260       4,232,963       3,995,474
--------------------------------------------------------------------------------------------------------------
Operating Income                                                      247,006         303,498         234,861
--------------------------------------------------------------------------------------------------------------
Other Income (Expense)
   Interest income                                                      6,647           9,005           8,418
   Other, net                                                         (13,676)        (26,085)        (26,332)
--------------------------------------------------------------------------------------------------------------
        Total Other Income (Expense)                                   (7,029)        (17,080)        (17,914)
--------------------------------------------------------------------------------------------------------------
Interest Charges
   Interest charges                                                   185,808         194,841         209,510
   Allowance for borrowed funds used during construction               (2,659)         (1,087)         (3,117)
--------------------------------------------------------------------------------------------------------------
        Total Interest Charges, Net                                   183,149         193,754         206,393
--------------------------------------------------------------------------------------------------------------
Income before Income Taxes                                             56,828          92,664          10,554
Income Tax Benefit                                                   (173,223)       (172,719)       (124,715)
--------------------------------------------------------------------------------------------------------------
Income from Continuing Operations                                     230,051         265,383         135,269
Discontinued Operations, Net of Tax:
  Income from discontinued operations                                       -           2,682           8,972
  Net gain (loss) on disposal of discontinued operations,
       (net of applicable income tax expense and benefit of
       $2,880 and  $7,896, respectively)                                5,120         (23,734)              -
--------------------------------------------------------------------------------------------------------------
Net Income                                                          $ 235,171       $ 244,331       $ 144,241
--------------------------------------------------------------------------------------------------------------
   Change in net unrealized losses on cash flow hedges
       (net of tax of  $3,678)                                         (6,150)              -               -
   Reclassification adjustment for amounts included in net
       income (net of tax of $315)                                       (515)              -               -
   Minimum pension liability adjustment (net of tax
       of $2,829)                                                      (4,503)              -               -
   Foreign currency and other                                          (1,584)         (1,578)           (982)
--------------------------------------------------------------------------------------------------------------
Comprehensive Income                                                $ 222,419       $ 242,753       $ 143,259
--------------------------------------------------------------------------------------------------------------

See Notes to Financial Statements.


CONSOLIDATED BALANCE SHEETS
Florida Progress Corporation
(In thousands)                                                                         December 31
Assets                                                                          2002                2001
---------------------------------------------------------------------------------------------------------------
Utility Plant
  Utility plant in service                                                  $ 7,477,025           $7,151,729
  Accumulated depreciation                                                   (4,123,947)          (3,984,308)
---------------------------------------------------------------------------------------------------------------
        Utility plant in service, net                                         3,353,078            3,167,421
  Held for future use                                                             7,921                8,274
  Construction work in progress                                                 426,641              292,883
  Nuclear fuel, net of amortization                                              40,260               62,536
---------------------------------------------------------------------------------------------------------------
        Total Utility Plant, Net                                              3,827,900            3,531,114
---------------------------------------------------------------------------------------------------------------
Current Assets
  Cash and cash equivalents                                                      33,601                5,201
  Accounts receivable                                                           385,431              357,038
  Unbilled accounts receivable                                                   60,481               63,080
  Receivables from affiliated companies                                          42,418               26,976
  Deferred income taxes                                                          26,209               32,334
  Inventory                                                                     492,273              485,891
  Deferred fuel cost                                                             37,503               15,147
  Prepayments and other current assets                                           93,802               73,684
---------------------------------------------------------------------------------------------------------------
        Total Current Assets                                                  1,171,718            1,059,351
---------------------------------------------------------------------------------------------------------------
Deferred Debits and Other Assets
  Regulatory assets                                                             130,114              174,081
  Unamortized debt expense                                                       23,363               21,021
  Nuclear decommissioning trust funds                                           373,551              406,100
  Diversified business property, net                                            699,493              669,078
  Miscellaneous other property and investments                                   83,222              115,496
  Prepaid pension cost                                                          226,413              202,167
  Other assets and deferred debits                                               90,716              144,875
---------------------------------------------------------------------------------------------------------------

        Total Deferred Debits and Other Assets                                1,626,872            1,732,818
---------------------------------------------------------------------------------------------------------------

         Total Assets                                                       $ 6,626,490          $ 6,323,283
---------------------------------------------------------------------------------------------------------------
Capitalization and Liabilities
---------------------------------------------------------------------------------------------------------------
Capitalization (see consolidated schedules of capitalization)
---------------------------------------------------------------------------------------------------------------
  Common stock                                                              $ 1,628,951          $ 1,409,034
  Retained earnings                                                             598,191              666,201
  Accumulated other comprehensive loss                                          (15,737)              (2,985)
  Preferred stock of subsidiaries - not subject to mandatory redemption          33,497               33,497
  Unsecured note with parent                                                    500,000              500,000
  Long-term debt, net                                                         1,710,363            1,989,684
---------------------------------------------------------------------------------------------------------------
        Total Capitalization                                                  4,455,265            4,595,431
---------------------------------------------------------------------------------------------------------------
Current Liabilities
  Current portion of long-term debt                                             275,397               88,053
  Accounts payable                                                              348,842              292,292
  Payables to affiliated companies                                              102,619              116,520
  Notes payable to affiliated companies                                         379,677              147,583
  Interest accrued                                                               68,120               67,861
  Short-term obligations                                                        257,100              154,250
  Customer deposits                                                             121,998              118,285
  Other current liabilities                                                     167,164              141,304
---------------------------------------------------------------------------------------------------------------
        Total Current Liabilities                                             1,720,917            1,126,148
---------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
  Accumulated deferred income taxes                                                   -              165,816
  Accumulated deferred investment tax credits                                    47,914               54,387
  Regulatory liabilities                                                         61,004               50,193
  Other liabilities and deferred credits                                        341,390              331,308
---------------------------------------------------------------------------------------------------------------
        Total Deferred Credits and Other Liabilities                            450,308              601,704
---------------------------------------------------------------------------------------------------------------

Commitments and Contingencies (Note 22)
---------------------------------------------------------------------------------------------------------------
         Total Capitalization and Liabilities                               $ 6,626,490          $ 6,323,283
---------------------------------------------------------------------------------------------------------------
See Notes to Financial Statements.


CONSOLIDATED STATEMENTS of CASH FLOWS
Florida Progress Corporation                                                               Years ended December 31
(In thousands)                                                                         2002          2001         2000
---------------------------------------------------------------------------------------------------------------------------
Operating Activities
Net income                                                                            $ 235,171    $ 244,331    $ 144,241
Adjustments to reconcile net income to net cash provided by operating activities:
      Income from discontinued operations                                                     -       (2,682)      (8,972)
      Net (gain) loss on disposal of discontinued operations                             (5,120)      23,734            -
      Impairment of long-lived assets                                                   281,157      160,569      130,700
      Depreciation and amortization                                                     386,126      537,983      453,757
      Deferred income taxes and investment tax credits, net                            (239,526)    (201,787)    (236,978)
      Deferred fuel cost (credit)                                                       (22,356)      75,287     (122,076)
      Net (increase) decrease in accounts receivable                                    (34,619)      39,808     (137,794)
      Net (increase) decrease in inventories                                            (39,914)    (131,662)      47,572
      Net increase in prepayments and other current assets                              (11,918)     (10,600)     (57,602)
      Net increase in accounts payable                                                   38,564       55,685       48,979
      Net increase in other current liabilities                                          28,723      216,957       84,242
      Other                                                                              54,749      (56,391)     174,627
---------------------------------------------------------------------------------------------------------------------------
         Net Cash Provided by Operating Activities                                      671,037      951,232      520,696
---------------------------------------------------------------------------------------------------------------------------
Investing Activities
Property additions                                                                     (550,019)    (353,433)    (286,800)
Diversified business property additions                                                (153,908)    (133,447)    (194,195)
Nuclear fuel additions                                                                      (58)     (43,087)           -
Net contributions to nuclear decommissioning trust                                       12,206      (19,973)     (19,971)
Proceeds from sale of  assets                                                            34,825       24,988            -
Proceeds from sale of discontinued operations                                             8,000       28,023            -
Other                                                                                     1,231       (5,927)     (45,673)
---------------------------------------------------------------------------------------------------------------------------
          Net Cash Used in Investing Activities                                        (647,723)    (502,856)    (546,639)
---------------------------------------------------------------------------------------------------------------------------
Financing Activities
Proceeds from issuance of long-term debt                                                235,975      299,201        7,307
Proceeds from issuance of long-term debt to parent                                            -      500,000            -
Net increase (decrease) in short-term obligations                                       102,850     (813,042)     330,611
Retirement of long-term debt                                                           (350,477)    (190,642)    (166,441)
Net increase (decrease) in intercompany notes                                           232,094     (102,403)           -
Equity contributions from parent                                                         87,155       90,149       84,490
Dividends paid to parent                                                               (303,181)    (248,804)           -
Dividends paid on common stock                                                                -            -     (215,277)
Other                                                                                       670       (1,786)        (168)
---------------------------------------------------------------------------------------------------------------------------
           Net Cash Provided by (Used in) Financing Activities                            5,086     (467,327)      40,522
---------------------------------------------------------------------------------------------------------------------------
Cash Provided by (Used in) Discontinued Operations                                            -          (48)          33
---------------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                                     28,400      (18,999)      14,612
---------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at Beginning of Year                                            5,201       24,200        9,588
---------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                              $  33,601    $   5,201    $  24,200
---------------------------------------------------------------------------------------------------------------------------
Supplemental Disclosures of Cash Flow Information
Cash paid during the year - interest (net of amount capitalized)                      $ 180,032    $ 169,983    $ 195,500
                            income taxes (net of refunds)                             $  60,303    $  (3,926)   $ 182,500

Noncash Activities
o On April 26, 2002, Progress Fuels Corporation received an equity contribution from Progress Energy, Inc., with which it acquired 100% of Westchester Gas Company. In conjunction with the purchase, Progress Energy, Inc., issued approximately $129 million in common stock.

See Notes to Financial Statements.


CONSOLIDATED SCHEDULES of CAPITALIZATION

Florida Progress Corporation                                                       December 31
(In thousands except share data)                                             2002               2001
----------------------------------------------------------------------------------------------------------
Common Stock Equity
Common stock without par value, 250,000,000 shares
    authorized; 98,616,658 outstanding in 2002 and 2001                    $1,628,951          $1,409,034
Accumulated other comprehensive loss                                          (15,737)             (2,985)
Retained earnings                                                             598,191             666,201
----------------------------------------------------------------------------------------------------------
    Total Common Stock Equity                                              $2,211,405          $2,072,250
----------------------------------------------------------------------------------------------------------

Preferred Stock of Florida Power Corporation - not subject to mandatory redemption
Authorized-4,000,000 shares cumulative, $100 par value Preferred Stock;
    5,000,000 shares cumulative, no par value preferred stock; 1,000,000 shares,
    $100 par value Preference Stock $100 par value Preferred Stock:
    4.00% - 39,980 shares outstanding (redemption
         price $104.25)                                                     $   3,998            $  3,998
    4.40% - 75,000 shares outstanding (redemption
         price $102.00)                                                         7,500               7,500
    4.58% - 99,990 shares outstanding (redemption
         price $101.00)                                                         9,999               9,999
    4.60% - 39,997 shares outstanding (redemption
         price $103.25)                                                         4,000               4,000
    4.75% - 80,000 shares outstanding (redemption
         price $102.00)                                                         8,000               8,000
----------------------------------------------------------------------------------------------------------
    Total Preferred Stock of Florida Power Corporation                      $  33,497           $  33,497
----------------------------------------------------------------------------------------------------------
Long-Term Debt (maturities and weighted-average
    interest rates as of December 31, 2002)
Florida Power Corporation:
First mortgage bonds, maturing 2003-2023                     6.83%          $ 810,000           $ 810,000
Pollution control revenue bonds, maturing 2018-2027          1.11%            240,865             240,865
Medium-term notes, maturing 2003-2028                        6.74%            416,900             449,100
Unamortized premium and discount, net                                          (6,433)
                                                                                                   (2,935)
----------------------------------------------------------------------------------------------------------
                                                                          $ 1,461,332         $ 1,497,030
----------------------------------------------------------------------------------------------------------
Florida Progress Funding Corporation:
Mandatorily redeemable preferred securities, maturing
   2039                                                      7.10%          $ 300,000           $ 300,000
----------------------------------------------------------------------------------------------------------
                                                                            $ 300,000           $ 300,000
----------------------------------------------------------------------------------------------------------
Progress Capital Holdings, Inc.:
Medium-term notes, maturing 2003-2008                        6.96%          $ 223,000           $ 273,000
Unsecured note with parent, maturing 2011                    6.43%            500,000             500,000
Miscellaneous notes, maturing 2003-2004                      1.53%              1,428               7,707
----------------------------------------------------------------------------------------------------------
                                                                              724,428             780,707
----------------------------------------------------------------------------------------------------------
Less: Current portion of long-term debt                                      (275,397)            (88,053)
----------------------------------------------------------------------------------------------------------
     Total Long-Term Debt, Net                                            $ 2,210,363         $ 2,489,684
----------------------------------------------------------------------------------------------------------
Total Capitalization                                                      $ 4,455,265         $ 4,595,431
==========================================================================================================

See Notes to Financial Statements.


CONSOLIDATED STATEMENTS of COMMON EQUITY

Florida Progress Corporation                                                  Years ended December 31
(In thousands except share data)                                     2002            2001          2000
-------------------------------------------------------------------------------------------------------------
Beginning Balance                                                   $ 2,072,250    $ 1,987,581   $ 2,008,707
Net income                                                              235,171        244,331       144,241
Other comprehensive loss                                                (12,752)        (1,578)         (982)
Common stock issued - 162,570 shares                                          -              -         6,854
Equity contribution from parent, net                                    219,917         90,720        44,038
Dividend to parent                                                    (303,181)      (248,804)             -
Common stock dividends                                                        -              -      (215,277)
-------------------------------------------------------------------------------------------------------------
Ending Balance                                                      $ 2,211,405    $ 2,072,250   $ 1,987,581
-------------------------------------------------------------------------------------------------------------

See Notes to Financial Statements.



CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)

Florida Progress Corporation
(In thousands)                              First Quarter      Second Quarter      Third Quarter     Fourth Quarter
---------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 2002
Operating revenues                           $   978,779          $ 1,110,223      $ 1,187,120        $ 1,077,144
Operating income (loss)                          102,683              128,803          (43,249)            58,769
Income (loss) from continuing operations          75,773               90,356          (57,021)           120,943
Net income (loss)                                 75,773               90,356          (51,901)           120,943
-------------------------------------------------------------------------------------------------------------------
Year ended December 31, 2001
Operating revenues                           $ 1,131,247          $ 1,119,984      $ 1,246,939        $ 1,038,291
Operating income (loss)                          129,265              130,120          178,265           (134,152)
Income (loss) from continuing operations          75,625              101,900          181,452            (93,594)
Net income (loss)                                 75,988               89,811          167,332            (88,800)

o In the opinion of management, all adjustments necessary to fairly present amounts shown for interim periods have been made. Results of operations for an interim period may not give a true indication of results for the year. Certain reclassifications have been made to previously reported amounts to conform to the current year's presentation.
o Fourth quarter 2001 includes impairment, loss on sale of assets and other charges of $201.3 million ($136.5 million after tax).
o Third quarter 2002 includes impairment and other charges related to Progress Telecommunications Corporation, of $233.0 million ($137.4 million after tax) (See Note 7).
o Fourth quarter 2002 includes estimated impairment on assets held for sale of Railcar Ltd. of $66.5 million ($44.7 million after tax) (See Note 4A).


See Notes to Financial Statements.


STATEMENTS of INCOME AND COMPREHENSIVE INCOME
Florida Power Corporation                                                      Years ended December 31
(In thousands)                                                            2002              2001              2000
---------------------------------------------------------------------------------------------------------------------
Operating Revenues
   Utility                                                           $ 3,061,732        $ 3,212,841      $ 2,871,563
---------------------------------------------------------------------------------------------------------------------
      Total Operating Revenues                                         3,061,732          3,212,841        2,871,563
---------------------------------------------------------------------------------------------------------------------
Operating Expenses
   Fuel used in electric generation                                      853,500            912,735          681,869
   Purchased power                                                       514,975            514,528          498,458
   Operation and maintenance                                             572,237            487,144          589,131
   Depreciation and amortization                                         294,856            452,972          402,625
   Taxes other than on income                                            227,699            230,169          213,280
---------------------------------------------------------------------------------------------------------------------
        Total Operating Expenses                                       2,463,267          2,597,548        2,385,363
---------------------------------------------------------------------------------------------------------------------
Operating Income                                                         598,465            615,293          486,200
---------------------------------------------------------------------------------------------------------------------
Other Income (Expense)
   Interest income                                                         1,624              2,872            1,852
   Other, net                                                             (5,927)           (10,780)            (407)
---------------------------------------------------------------------------------------------------------------------
        Total Other Income (Expense)                                      (4,303)            (7,908)           1,445
---------------------------------------------------------------------------------------------------------------------
Interest Charges
   Interest charges                                                      109,442            114,794          128,479
   Allowance for borrowed funds used during construction                  (2,659)            (1,087)          (3,117)
---------------------------------------------------------------------------------------------------------------------
        Total Interest Charges, Net                                      106,783            113,707          125,362
---------------------------------------------------------------------------------------------------------------------
Income before Income Taxes                                               487,379            493,678          362,283
Income Tax Expense                                                       163,273            182,590          150,473
---------------------------------------------------------------------------------------------------------------------
Net Income                                                               324,106            311,088          211,810
Dividends on Preferred Stock                                               1,512              1,512            1,512
---------------------------------------------------------------------------------------------------------------------
Earnings for Common Stock                                            $   322,594        $   309,576      $   210,298
---------------------------------------------------------------------------------------------------------------------

Comprehensive Income, Net of Tax:
  Net Income                                                         $   324,106        $   311,088      $   211,810
  Change in net unrealized losses on cash flow hedges
         (net of tax of $200)                                              (318)                  -                -
  Minimum pension liability adjustment (net of tax of $1,486)            (2,366)                  -                -
---------------------------------------------------------------------------------------------------------------------
Comprehensive Income                                                 $   321,422        $   311,088      $   211,810
---------------------------------------------------------------------------------------------------------------------

See Notes to Financial Statements.


BALANCE SHEETS
Florida Power Corporation
(In thousands)                                                                              December 31
Assets                                                                               2002                2001
----------------------------------------------------------------------------------------------------------------------
Utility Plant
  Utility plant in service                                                          $7,477,025          $ 7,151,729
  Accumulated depreciation                                                          (4,123,947)          (3,984,308)
----------------------------------------------------------------------------------------------------------------------
        Utility plant in service, net                                                3,353,078            3,167,421
  Held for future use                                                                    7,921                8,274
  Construction work in progress                                                        426,641              292,883
  Nuclear fuel, net of amortization                                                     40,260               62,536
----------------------------------------------------------------------------------------------------------------------
        Total Utility Plant, Net                                                     3,827,900            3,531,114
----------------------------------------------------------------------------------------------------------------------
Current Assets
  Cash and cash equivalents                                                             15,636                    -
  Accounts receivable                                                                  186,630              185,562
  Unbilled accounts receivable                                                          60,481               63,080
  Receivables from affiliated companies                                                 44,976               16,424
  Notes receivable from affiliated companies                                                 -              119,799
  Deferred income taxes                                                                 26,209               32,334
  Inventory                                                                            235,043              188,630
  Deferred fuel cost                                                                    37,503               15,147
  Prepayments and other current assets                                                   5,339                4,336
----------------------------------------------------------------------------------------------------------------------
        Total Current Assets                                                           611,817              625,312
----------------------------------------------------------------------------------------------------------------------
Deferred Debits and Other Assets
  Regulatory assets                                                                    130,114              174,081
  Unamortized debt expense                                                              14,503               11,844
  Nuclear decommissioning trust funds                                                  373,551              406,100
  Miscellaneous other property and investments                                          39,298               44,403
  Prepaid pension cost                                                                 222,543              198,351
  Other assets and deferred debits                                                       6,517               18,435
----------------------------------------------------------------------------------------------------------------------
        Total Deferred Debits and Other Assets                                         786,526              853,214
----------------------------------------------------------------------------------------------------------------------
         Total Assets                                                               $5,226,243          $ 5,009,640
----------------------------------------------------------------------------------------------------------------------
Capitalization and Liabilities
----------------------------------------------------------------------------------------------------------------------
Capitalization (see schedules of capitalization)
----------------------------------------------------------------------------------------------------------------------
  Common stock                                                                      $1,081,257          $ 1,081,257
  Retained earnings                                                                    969,795              950,387
  Accumulated other comprehensive loss                                                  (2,684)                   -
  Preferred stock - not subject to mandatory redemption                                 33,497               33,497
  Long-term debt, net                                                                1,244,411            1,465,030
----------------------------------------------------------------------------------------------------------------------
        Total Capitalization                                                         3,326,276            3,530,171
----------------------------------------------------------------------------------------------------------------------
Current Liabilities
  Current portion of long-term debt                                                    216,921               32,000
  Accounts payable                                                                     147,978              150,595
  Payables to affiliated companies                                                      88,661              189,817
  Notes payable to affiliated companies                                                237,425                    -
  Taxes accrued                                                                         24,472                1,768
  Interest accrued                                                                      55,675               54,440
  Short-term obligations                                                               257,100              154,250
  Customer deposits                                                                    121,998              118,285
  Other current liabilities                                                             55,323               63,919
----------------------------------------------------------------------------------------------------------------------
        Total Current Liabilities                                                    1,205,553              765,074
----------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
  Accumulated deferred income taxes                                                    361,133              394,828
  Accumulated deferred investment tax credits                                           47,423               53,875
  Regulatory liabilities                                                                61,004               50,193
  Other liabilities and deferred credits                                               224,854              215,499
----------------------------------------------------------------------------------------------------------------------
        Total Deferred Credits and Other Liabilities                                   694,414              714,395
----------------------------------------------------------------------------------------------------------------------
Commitments and Contingencies (Note 22)
----------------------------------------------------------------------------------------------------------------------
         Total Capitalization and Liabilities                                       $5,226,243          $ 5,009,640
----------------------------------------------------------------------------------------------------------------------
See Notes to Financial Statements.


STATEMENTS of CASH FLOWS
Florida Power Corporation                                                                  Years ended December 31
(In thousands)                                                                          2002         2001          2000
---------------------------------------------------------------------------------------------------------------------------
Operating Activities
Net income                                                                            $ 324,106    $ 311,088     $ 211,810
Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization                                                      320,886      467,025       453,291
     Deferred income taxes and investment tax credits, net                              (37,349)     (41,080)      (59,495)
     Deferred fuel (credit) cost                                                        (22,356)      75,287      (122,076)
     Net (increase) decrease in accounts receivable                                     (27,021)      32,271      (117,191)
     Net (increase) decrease in inventories                                             (46,413)     (49,514)       28,124
     Net (increase) decrease in prepayments and other current assets                     (1,004)       4,761       (55,550)
     Net increase (decrease) in accounts payable                                       (103,773)     130,761        33,720
     Net increase in other current liabilities                                           18,538      107,816        30,433
     Other                                                                                2,468     (110,237)       52,599
---------------------------------------------------------------------------------------------------------------------------
         Net Cash Provided by Operating Activities                                      428,082      928,178       455,665
---------------------------------------------------------------------------------------------------------------------------
Investing Activities
Property additions                                                                     (550,019)    (353,433)     (286,800)
Nuclear fuel additions                                                                      (58)     (43,087)            -
Net contributions to nuclear decommissioning trust                                       12,206      (19,973)      (19,971)
Other                                                                                    11,632        7,239         3,501
---------------------------------------------------------------------------------------------------------------------------
          Net Cash Used in Investing Activities                                        (526,239)    (409,254)     (303,270)
---------------------------------------------------------------------------------------------------------------------------
Financing Activities
Proceeds from issuance of long-term debt                                                235,975      297,621             -
Net increase (decrease) in short-term obligations                                       102,850     (238,280)       39,374
Retirement of long-term debt                                                           (277,559)     (82,000)      (76,800)
Net increase (decrease) in intercompany notes                                           357,225     (109,350)             -
Equity contributions from parent                                                              -            -        71,000
Advances to/from parent                                                                       -     (139,979)       20,200
Dividends paid to parent                                                               (303,186)    (248,804)     (201,277)
Dividends paid on preferred stock                                                        (1,512)      (1,512)       (1,512)
---------------------------------------------------------------------------------------------------------------------------
           Net Cash Provided by (Used in) Financing Activities                          113,793     (522,304)     (149,015)
---------------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                                     15,636       (3,380)        3,380
---------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at Beginning of Year                                                -        3,380             -
---------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                              $  15,636    $       -     $   3,380
---------------------------------------------------------------------------------------------------------------------------
Supplemental Disclosures of Cash Flow Information
Cash paid during the year - interest (net of amount capitalized)                      $ 105,549    $ 106,384     $ 135,000
                            income taxes (net of refunds)                             $ 173,168    $ 210,629     $ 194,400

See Notes to Financial Statements.


SCHEDULES of CAPITALIZATION
Florida Power Corporation                                                            December 31
(In thousands except share data)                                               2002               2001
---------------------------------------------------------------------------------------------------------
Common Stock Equity
Common stock without par value                                             $1,081,257         $1,081,257
Accumulated other comprehensive loss                                           (2,684)                 -
Retained earnings                                                             969,795            950,387
---------------------------------------------------------------------------------------------------------
    Total Common Stock Equity                                              $2,048,368         $2,031,644
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
Preferred Stock - not subject to mandatory redemption
Authorized-4,000,000 shares cumulative, $100 par value Preferred Stock;
    5,000,000 shares cumulative, no par value preferred stock; 1,000,000 shares,
    $100 par value Preference Stock $100 par value Preferred Stock:
    4.00% - 39,980 shares outstanding (redemption
        price $104.25)                                                     $    3,998         $    3,998
    4.40% - 75,000 shares outstanding (redemption
        price $102.00)                                                          7,500              7,500
    4.58% - 99,990 shares outstanding (redemption
        price $101.00)                                                          9,999              9,999
    4.60% - 39,997 shares outstanding (redemption
        price $103.25)                                                          4,000              4,000
    4.75% - 80,000 shares outstanding (redemption
        price $102.00)                                                          8,000              8,000
---------------------------------------------------------------------------------------------------------
    Total Preferred Stock                                                  $   33,497         $   33,497
---------------------------------------------------------------------------------------------------------
Long-Term Debt (maturities and weighted-average interest rates as of December 31, 2002)

First mortgage bonds, maturing 2003-2023                      6.83%        $  810,000         $  810,000
Pollution control revenue bonds, maturing 2018-2027           1.11%           240,865            240,865
Medium-term notes, maturing 2003-2028                         6.74%           416,900            449,100
Unamortized premium and discount, net                                         (6,433)            (2,935)
---------------------------------------------------------------------------------------------------------
Less: Current portion of long-term debt                                      (216,921)           (32,000)
---------------------------------------------------------------------------------------------------------
     Total Long-Term Debt, Net                                             $1,244,411         $1,465,030
---------------------------------------------------------------------------------------------------------
Total Capitalization                                                       $3,326,276         $3,530,171
---------------------------------------------------------------------------------------------------------

See Notes to Financial Statements.


STATEMENTS of COMMON EQUITY

Florida Power Corporation                                                   Years ended December 31
(In thousands)                                                       2002               2001              2000
------------------------------------------------------------------------------------------------------------------
Beginning Balance                                                   $ 2,031,644       $ 1,965,028    $ 1,885,007
Net income                                                              324,106           311,088        211,810
Preferred stock dividends at stated rates                                (1,512)           (1,512)        (1,512)
Other comprehensive loss                                                 (2,684)                 -             -
Equity contribution from parent                                               -             5,844         71,000
Dividends paid to parent                                               (303,186)         (248,804)      (201,277)
-----------------------------------------------------------------------------------------------------------------
Ending Balance                                                      $ 2,048,368       $ 2,031,644    $ 1,965,028
-----------------------------------------------------------------------------------------------------------------

See Notes to Financial Statements.




QUARTERLY FINANCIAL DATA (UNAUDITED)

Florida Power Corporation
(In thousands)                           First Quarter        Second Quarter        Third Quarter        Fourth Quarter
------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 2002
Operating revenues                           $686,441               $765,923            $863,637               $745,731
Operating income                              120,417                150,974             207,100                119,974
Net income                                     58,121                 77,131             124,152                 64,702
------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 2001
Operating revenues                           $810,474               $783,660            $906,131               $712,576
Operating income                              145,425                164,904             213,158                 91,806
Net income                                     71,984                 84,689             114,457                 39,958

In the opinion of management, all adjustments necessary to fairly present amounts shown for interim periods have been made. Results of operations for an interim period may not give a true indication of results for the year. Certain reclassifications have been made to previously reported amounts to conform to the current year's presentation.

See Notes to Financial Statements.

FLORIDA PROGRESS CORPORATION AND FLORIDA POWER CORPORATION
NOTES TO FINANCIAL STATEMENTS


1.  Organization and Summary of Significant Accounting Policies

    A. Organization

    Florida Progress Corporation (the Company or Florida Progress) is a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). The Company became subject to the regulations of PUHCA when it was acquired by CP&L Energy, Inc. on November 30, 2000 (See Note 2). CP&L Energy, Inc. subsequently changed its name to Progress Energy, Inc. (Progress Energy or the Parent). Florida Progress' two primary subsidiaries are Florida Power Corporation (Florida Power) and Progress Fuels Corporation (Progress Fuels).

    Throughout the report, the terms utility and regulated will be used to discuss items pertaining to Florida Power. Diversified business and nonregulated will be used to discuss the subsidiaries of Florida Progress excluding Florida Power.

    Effective January 1, 2003, Florida Power began doing business under the assumed name Progress Energy Florida, Inc. The legal name of the entity has not changed and there is no restructuring of any kind related to the name change. The current corporate and business unit structure remains unchanged.

    B. Basis of Presentation

    The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America
    (GAAP).  Florida Power is regulated by the Florida Public Service Commission
    (FPSC) and the Federal Energy Regulatory Commission (FERC). The utility follows the accounting practices set forth in the Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." This standard allows regulated entities to capitalize or defer certain costs or reduce revenues based on regulatory approval and management's ongoing assessment that it is probable these items will be recovered or refunded through the ratemaking process. Significant intercompany balances and transactions have been eliminated in consolidation except as permitted by Statement of Financial Accounting Standards (SFAS) No. 71, which provides that profits on intercompany sales to regulated affiliates are not eliminated if the sales price is reasonable and the future recovery of the sales price through the ratemaking process is probable.

    The financial statements include the financial results of the Company and its majority-owned operations. Unconsolidated investments in 20% to 50% owned joint ventures are accounted for using the equity method. Other investments are stated principally at cost. These equity and cost investments, which total approximately $13.9 million and $33.1 million at December 31, 2002 and 2001, respectively, are included in miscellaneous property and investments on the Consolidated Balance Sheets. The primary component of this balance is the Company's investment in affordable housing of $8.9 million and $28.1 million, respectively, for December 31, 2002 and 2001.

    Results of operations of Progress Rail Services Corporation and certain other diversified operations are recognized one month in arrears.

    Certain amounts for 2001 and 2000 have been reclassified to conform to the 2002 presentation.

    C. Use of Estimates and Assumptions

    In preparing financial statements that conform with GAAP, management must make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and amounts of revenues and expenses reflected during the reporting period. Actual results could differ from those estimates.

    D. Utility Plant

    Utility plant in service is stated at historical cost less accumulated depreciation. The Company capitalizes all construction related direct labor and material costs of units of property as well as indirect construction costs. The costs of renewals and betterments are also capitalized.

    Maintenance and repairs of property, and replacements and renewals of items determined to be less than units of property, are charged to maintenance expense as incurred. The cost of units of property replaced, renewed or retired, plus removal or disposal costs, less salvage, is charged to accumulated depreciation.

    The balances of utility plant in service at December 31 are listed below (in thousands), with a range of depreciable lives for each:

                                                   2002                 2001
                                               -----------         -----------

    Production plant  (7-33 years)             $ 3,432,865         $ 3,369,491
    Transmission plant  (30-75 years)              976,423             921,219
    Distribution plant  (12-50 years)            2,728,239           2,704,035
    General plant and other (8-75 years)           339,498             156,984
                                               -----------         -----------
    Utility plant in service                   $ 7,477,025         $ 7,151,729
                                               ===========         ===========

    Substantially all of the electric utility plant is pledged as collateral for the first mortgage bonds of Florida Power (See Note 8).

    Allowance  for  funds  used  during  construction   (AFUDC)  represents  the
    estimated debt and equity costs of capital funds necessary to finance the construction of new regulated assets. As prescribed in the regulatory uniform systems of accounts, AFUDC is charged to the cost of the plant. The equity funds portion of AFUDC is credited to other income and the borrowed funds portion is credited to interest charges. Regulatory authorities consider AFUDC an appropriate charge for inclusion in the rates charged to customers by the utilities over the service life of the property. The total equity funds portion of AFUDC was $2.3 million, $0.1 million and $1.3 million in 2002, 2001 and 2000, respectively. The composite AFUDC rate for Florida Power's electric utility plant was 7.8% in 2002, 2001 and 2000.

    E. Depreciation and Amortization - Utility Plant

    For financial reporting purposes, substantially all depreciation of utility plant other than nuclear fuel is computed on the straight-line method based on the estimated remaining useful life of the property, adjusted for estimated net salvage. Florida Power's depreciation provisions, including decommissioning costs (See Note 1F), as a percentage of average depreciable property other than nuclear fuel, were approximately 3.3%, 4.3% and 4.6% in 2002, 2001 and 2000, respectively. Total depreciation provisions were $230.6 million, $299.1 million and $301.0 million in 2002, 2001 and 2000, respectively. Depreciation in 2002 was reduced pursuant to the rate case settlement (See Note 12A).

    Amortization of nuclear fuel costs, including disposal costs associated with obligations to the U.S. Department of Energy (DOE), is computed primarily on the units-of-production method and charged to fuel expense. Costs related to obligations to the DOE for the decommissioning and decontamination of enrichment facilities are also charged to fuel expense. The total of these costs for the years ended December 31, 2002, 2001 and 2000 were $32.0 million, $29.1 million and $31.6 million, respectively.

    Effective January 1, 2002 the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets," and no longer amortizes goodwill (See Note 19). Prior to the adoption of SFAS No. 142, the Company amortized goodwill on a straight-line basis over a period not exceeding 40 years. Intangible assets are being amortized on a straight-line basis over their respective lives.

    F. Decommissioning and Dismantlement Provisions

    Florida Power's nuclear plant depreciation expenses include a provision for future decommissioning costs, which are recoverable through rates charged to customers. Florida Power is placing amounts collected in an externally managed trust fund.

    In January 2002, Florida Power received regulatory approval from the FPSC to decrease its retail provision for nuclear decommissioning from approximately $20.5 million annually to approximately $7.7 million annually, effective January 1, 2001. As a result of the settlement in the Florida Power rate case, Florida Power suspended accruals on its reserves for nuclear decommissioning through December 31, 2005.

    Florida Power's most recent site-specific estimate of decommissioning costs for Crystal River Nuclear Plant (CR3) was developed in 2000 based on prompt dismantlement decommissioning. The estimate, in 2000 dollars, is $490.9 million and is subject to change based on a variety of factors including, but not limited to, cost escalation, changes in technology applicable to nuclear decommissioning and changes in federal, state or local regulations.

    The cost estimate excludes the portion attributable to other co-owners of CR3. Florida Power has a license to operate the nuclear unit through December 3, 2016. Application to extend the plant license for 20 years is anticipated to be submitted in the first quarter of 2007.

    Management believes that decommissioning costs that have been and will be recovered through rates by Florida Power will be sufficient to provide for the costs of decommissioning.

    Florida Power's reserve for fossil plant dismantlement was approximately $141.6 million and $140.5 million at December 31, 2002 and 2001, respectively, and was included in accumulated depreciation. The provision for fossil plant dismantlement was previously suspended per a 1997 FPSC settlement agreement, but resumed mid-2001. The annual provision, approved by the FPSC in 2001, was $8.8 million. The accrual for fossil dismantlement reserves was suspended again in 2002 by the Florida Rate Case settlement.

    The Financial Accounting Standards Board (FASB) has issued SFAS No. 143, "Accounting for Asset Retirement Obligations," that will impact the accounting for the decommissioning provisions beginning in 2003 (See Note
    1R).

    G. Diversified Business Property

    Diversified business property is stated at cost less accumulated depreciation. If an impairment loss is recognized on an asset, the fair value becomes its new cost basis. The costs of renewals and betterments are capitalized. The cost of repairs and maintenance is charged to expense as incurred. Depreciation is computed on a straight-line basis using the estimated useful lives as indicated in the table below. Depletion of mineral rights is provided on the units-of-production method based upon the estimates of recoverable amounts of clean mineral.

    The Company uses the full cost method to account for its natural gas and oil properties. Under the full cost method, substantially all productive and nonproductive costs incurred in connection with the acquisition, exploration and development of natural gas and oil reserves are capitalized. These capitalized costs include the costs of all unproved properties, internal costs directly related to acquisition and exploration activities. These costs are amortized using the units-of-production method over the life of the Company's proved reserves. Total capitalized costs are limited to a ceiling based on the present value of discounted (at 10%) future net revenues using current prices, plus the lower of cost or fair market value of unproved properties. If the ceiling (discounted revenues) is not equal to or greater than total capitalized costs, the Company is required to write-down capitalized costs to this level. The Company performs this ceiling test calculation every quarter. No write-downs were required in 2002, 2001 or 2000.

    The following is a summary of diversified business property as of December 31 (in thousands), with a range of depreciable lives for each:

                                                                     2002               2001
                                                                  ----------          ----------

    Equipment (3 - 25 years)                                      $ 328,790           $ 257,514
    Land and mineral rights                                          76,145              72,972
    Buildings and plants (5 - 40 years)                              91,266              97,261
    Oil and gas properties (units-of-production)                    264,767              41,413
    Telecommunications equipment (5 - 20 years)                      40,827             184,539
    Rail equipment (3 - 20 years)                                    54,283              72,733
    Marine equipment (3 - 35 years)                                  80,501              78,868
    Computers, office equipment and software (3 - 10 years)          30,306              39,600
    Construction work in progress                                    34,163             106,839
    Accumulated depreciation                                       (301,555)           (282,661)
                                                                  ----------          ----------
    Diversified business property, net                            $ 699,493           $ 669,078
                                                                  ==========          ==========

    The decrease in telecommunications equipment from 2001 to 2002 is attributable to an impairment of long-lived assets discussed in Note 7. Diversified business depreciation expense was $64.9 million, $69.1 million and $70.8 million for the years ended December 31, 2002, 2001 and 2000, respectively. The synthetic fuel facilities are being depreciated through 2007 when the Section 29 tax credits will expire.

    H. Inventory

    Inventory is carried at average cost. As of December 31, inventory was comprised of the following (in thousands):

                                   FLORIDA PROGRESS            FLORIDA POWER
                                ----------------------    ----------------------
                                  2002          2001        2002          2001
                                ---------    ---------    ---------    ---------
    Fuel                        $ 182,731    $ 155,188    $ 111,112    $  92,417
    Rail equipment and parts      155,206      200,697            -            -
    Materials and supplies        134,163      113,638      123,931       96,213
    Other                          20,173       16,368           -             -
                                ---------    ---------    ---------    ---------

    Total inventory             $ 492,273    $ 485,891    $ 235,043    $ 188,630
                                =========    =========    =========    =========

    I. Utility Revenues, Fuel and Purchased Power Expenses

    The Company recognizes electric utility revenues as service is rendered to customers. Operating revenues include unbilled electric utility revenues earned when service has been delivered but not billed by the end of the accounting period. Revenues include amounts resulting from fuel, purchased power, energy conservation cost recovery and environmental cost recovery clauses, which generally are designed to permit full recovery of these costs. The adjustment factors are based on projected costs for a 12-month period. The cumulative difference between actual and billed costs is included on the balance sheet as a regulatory asset or liability. Any difference is billed or refunded to customers during the subsequent period.

    Florida Power accrues the nonfuel portion of base revenues for services rendered but unbilled. As of December 31, 2002 and 2001, the amounts accrued were $60.5 million and $63.1 million, respectively.

    J. Diversified Business Revenues

    Diversified business revenues include revenues from mining, processing and procurement of coal; production and sale of natural gas; river terminal services; production and sale of synthetic fuel; offshore marine transportation; railcar repair and parts reconditioning; railcar leasing and sales; manufacturing and supplying rail and track material; metal recycling and sales of wholesale telecommunications services. Revenues are recognized at the time products are shipped or as services are rendered. Leasing activities are accounted for in accordance with SFAS No. 13, "Accounting for Leases." Lease revenue for dedicated transport and data services is generally billed in advance on a fixed rate basis and recognized over the period the services are provided. Revenues relating to design and construction of wireless infrastructure are recognized upon completion of services for each completed phase of design and construction.

    K. Income Taxes

    Progress Energy and its affiliates file a consolidated federal income tax return. The consolidated income tax of Progress Energy is allocated to
    Florida Progress and Florida Power in accordance with the Inter-company Income Tax Allocation Agreement. The agreement provides an allocation that recognizes positive and negative corporate taxable income. The agreement provides for an equitable method of apportioning the carry over of uncompensated tax benefits. Progress Energy Holding Company tax benefits not related to acquisition interest expense are allocated to profitable subsidiaries, beginning in 2002, in accordance with a PUHCA order. Income taxes are provided as if Florida Progress and Florida Power filed separate returns.

    Deferred income taxes have been provided for temporary differences. These occur when there are differences between the book and tax bases of assets and liabilities. Investment tax credits related to regulated operations have been deferred and are being amortized over the estimated service life of the related properties. Credits for the production and sale of synthetic fuel are deferred to the extent they cannot be or have not been utilized in the annual consolidated federal income tax returns (See Note 16).

    L. Impairment of Long-lived Assets and Investments

    The Company reviews the recoverability of long-lived and intangible assets whenever indicators exist. Examples of these indicators include current period losses, combined with a history of losses or a projection of continuing losses, or a significant decrease in the market price of a long-lived asset group. If an indicator exists, then the asset group is tested for recoverability by comparing the carrying value to the sum of undiscounted expected future cash flows directly attributable to the asset group. If the asset group is not recoverable through undiscounted cash flows, then an impairment loss is recognized for the difference between the carrying value and the fair value of the asset group. The accounting for impairment of long-lived assets is based on SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which was adopted by the Company effective January 1, 2002. Prior to the adoption of this standard, impairments were accounted for under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which was superceded by SFAS No. 144. See Note 7 for a discussion of impairment evaluations performed and charges taken.

    M. Excise Taxes

    The Company, as an agent for a state or local government, collects from customers certain excise taxes levied by the state or local government upon the customer. Florida Power accounts for excise taxes on a gross basis. Excise taxes are separately billed to customers in addition to Florida Power's base rates. For the years ended December 31, 2002, 2001 and 2000, gross receipts tax and franchise taxes of approximately $131.7 million, $133.0 million and $118.5 million, respectively, are included in taxes other than on income on the accompanying Statements of Income and Comprehensive Income. These approximate amounts are also included in electric operating revenues.

    N. Derivatives

    Effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138. SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure those instruments at fair value (See Note 13).

    In connection with the January 2003 FASB Emerging Issues Task Force (EITF) meeting, the FASB was requested to reconsider an interpretation of SFAS No.
    133. The interpretation, which is contained in the Derivatives Implementation Group's C11 guidance, relates to the pricing of contracts that include broad market indices. In particular, that guidance discusses whether the pricing in a contract that contains broad market indices (e.g., CPI) could qualify as a normal purchase or sale (the normal purchase or sale term is a defined accounting term, and may not, in all cases, indicate whether the contract would be "normal" from an operating entity viewpoint). The Company is currently reevaluating which contracts, if any, that have previously been designated as normal purchases or sales would now not qualify for this exception. The Company is currently evaluating the effects that this guidance will have on its results of operations and financial position.

    O. Environmental

    The Company accrues environmental remediation liabilities when the criteria for SFAS No. 5, "Accounting for Contingencies," has been met. Environmental expenditures are expensed as incurred or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as additional information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recognized when their receipt is deemed probable.

    P. Other Policies

    The Company considers cash and cash equivalents to include cash on hand, cash in banks and temporary investments purchased with a maturity of three months or less. Progress Energy and its subsidiaries participate in a money pool arrangement to better manage cash and working capital requirements. Under this arrangement, those companies with surplus short-term funds provide short-term loans to participating affiliates (See Note 6).

    The Company maintains an allowance for doubtful accounts receivable, which totaled approximately $28.0 million and $25.7 million at December 31, 2002 and 2001, respectively. Florida Power's allowance for doubtful accounts receivable totaled $2.5 million at December 31, 2002 and 2001, respectively.

    Long-term debt premiums, discounts and issuance expenses are amortized over the life of the related debt using the straight-line method. Any expenses or call premiums associated with the reacquisition of debt obligations by Florida Power are amortized over the applicable life using the straight-line method consistent with ratemaking treatment.

    The Company follows the guidance in SFAS No. 87 "Employers' Accounting for Pensions," to account for its defined benefit retirement plans. In addition to pension benefits, the Company provides other postretirement benefits which are accounted for under SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions." See Note 15 for related disclosures for these plans.

    Liabilities for loss contingencies arising from litigation are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated in accordance with SFAS 5.

    Q. Cost-Based Regulation

    Florida Power's regulated operations are subject to SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation." SFAS No. 71 allows a regulated company to record costs that have been or are expected to be allowed in the ratemaking process in a period different from the period in which the costs would be charged to expense by a nonregulated enterprise. Accordingly, Florida Power records assets and liabilities that result from the regulated ratemaking process that would not be recorded under GAAP for nonregulated entities. These regulatory assets and liabilities represent expenses deferred for future recovery from customers or obligations to be refunded to customers and are primarily classified in the accompanying Balance Sheets as regulatory assets and regulatory liabilities (See Note
    12B).

    R. New Accounting Standards

    SFAS No. 143, "Accounting for Asset Retirement  Obligations"
    The FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," in July 2001. This statement provides accounting and disclosure requirements for retirement obligations associated with long-lived assets and is effective January 1, 2003. This statement requires that the present value of retirement costs for which the Company has a legal obligation be recorded as a liability with an equivalent amount added to the asset cost and depreciated over an appropriate period. The liability is then accreted over time by applying an interest method of allocation to the liability. Cumulative accretion and accumulated depreciation will be recognized for the time period from the date the liability would have been recognized had the provisions of this statement been in effect, to the date of adoption of this statement. The cumulative effect of initially applying this statement is recognized as a change in accounting principle. The adoption of this statement will have no impact on the income of Florida Power, as the effects are expected to be offset by the establishment of regulatory assets or liabilities pursuant to SFAS No. 71.

    The Company's review identified legal retirement obligations for nuclear decommissioning, coal mine operations, synthetic fuel operations, and gas production. The Company will record liabilities pursuant to SFAS No. 143 beginning in 2003. The Company used an expected cash flow approach to measure the obligations. The following proforma liabilities reflect amounts as if this statement had been applied during all periods (in millions):

    Liability as of December 31,               2002                2001
                                            ----------          ----------
    Regulated:
       Nuclear decommissioning               $ 302.8              $287.2
    Nonregulated:
       Coal mine operations                   $  6.1              $  5.6
       Synfuel operations                        1.4                 1.1
       Gas production                            2.2                 2.0

    Nuclear decommissioning and coal mine operations have previously-recorded liabilities. Amounts recorded for nuclear decommissioning were $283.8 million and $276.2 million at December 31, 2002 and 2001, respectively. Amounts recorded for coal mine reclamation were $4.7 million and $4.8 million at December 31, 2002 and 2001, respectively. Synthetic fuel operations and gas production had no previously recorded liabilities.

    Proforma net income has not been presented for the years ended December 31, 2002, 2001 and 2000 because the proforma application of SFAS No. 143 to prior periods would result in proforma net income and earnings per share not materially different from the actual amounts reported for those periods in the accompanying Consolidated Statements of Income and Comprehensive Income.

    The Company has identified but not recognized  asset  retirement  obligation
    (ARO) liabilities related to electric transmission and distribution, gas distribution, and telecommunications assets as the result of easements over property not owned by the Company. These easements are generally perpetual and only require retirement action upon abandonment or cessation of use of the property for the specified purpose. The ARO liability is not estimable for such easements, as the Company intends to utilize these properties indefinitely. In the event the Company decides to abandon or cease the use of a particular easement, an ARO liability would be recorded at that time.

    Florida Power has previously recognized removal costs as a component of depreciation in accordance with regulatory treatment. To the extent these amounts do not represent SFAS No. 143 legal retirement obligations, they will be disclosed as regulatory liabilities upon adoption of the statement.

    SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections"
    In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This newly issued statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt (an amendment of Accounting Principles Board (APB) Opinion No. 30)," which required all gains and losses from the extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria set forth by APB Opinion 30 will now be used to classify those gains and losses. Any gain or loss on extinguishment will be recorded in the most appropriate line item to which it relates within net income before extraordinary items. For Florida Power, any expenses or call premiums associated with the reacquisition of debt obligations are amortized over the applicable life using the straight-line method consistent with ratemaking treatment (See Note 1P). SFAS No. 145 also amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. In addition, SFAS No. 145 amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. For the provisions related to the rescission of SFAS No. 4, SFAS No. 145 is effective for the Company beginning in fiscal year 2004. The remaining provisions of SFAS No. 145 are effective for the Company in fiscal year 2003. The Company is currently evaluating the effects, if any, that this statement will have on its results of operations and financial position.

    SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure"
    In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment of FASB Statement No. 123," and provided alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This statement requires that companies follow the prescribed format and provide the additional disclosures in their annual reports for years ending after December 15, 2002. The Company applies the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," as allowed by SFAS Nos. 123 and 148, and related interpretations in accounting for its stock-based compensation plans, as described in Note 14.

    The following table illustrates the effect on net income (in thousands) if the Company had applied the fair value recognition provisions of SFAS No. 123 to the stock option plan. The stock option plan was not in effect in 2000.

    FLORIDA PROGRESS                                                   2002              2001            2000
                                                                  ----------------  ----------------  ------------
    Net income, as reported                                             $ 235,171         $ 244,331     $ 144,241
    Deduct:  Total stock option expense determined under fair
      value method for all awards, net of related tax effects               2,806               600             -
                                                                  ----------------  ----------------  ------------
    Proforma net income                                                 $ 232,365         $ 243,731     $ 144,241
                                                                  ================  ================  ============

    FLORIDA POWER                                                      2002              2001            2000
                                                                  ----------------  ----------------  ------------
    Net income, as reported                                             $ 324,106         $ 311,088     $ 211,810
    Deduct:  Total stock option expense determined under fair
      value method for all awards, net of related tax effects               2,372               500             -
                                                                  ----------------  ----------------  ------------
    Proforma net income                                                 $ 321,734         $ 310,588     $ 211,810
                                                                  ================  ================  ============

    FIN No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others"
    In November of 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others - an interpretation of FASB Statements No. 5, 57 and 107 and Rescission of FASB Interpretation No. 34" (FIN No.
    45). This interpretation clarifies the disclosures to be made by a guarantor in its interim and annual financial statements about obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The applicable disclosures required by FIN No. 45 have been made in Notes 9 and 22B. The Company is currently evaluating the effects, if any, that this interpretation will have on its results of operations and financial position.

    FIN No. 46, "Consolidation of Variable Interest Entities"
    In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities - an Interpretation of ARB No. 51" (FIN No. 46). This interpretation provides guidance related to identifying variable interest entities (previously known as special purpose entities or SPEs) and determining whether such entities should be consolidated. Certain disclosures are required when FIN No. 46 becomes effective if it is reasonably possible that a company will consolidate or disclose information about a variable interest entity when it initially applies FIN No. 46. This interpretation must be applied immediately to variable interest entities created or obtained after January 31, 2003. For those variable interest entities created or obtained on or before January 31, 2003, the Company must apply the provisions of FIN No. 46 in the third quarter of 2003.

    The Company has an arrangement with Railcar Asset Financing Trust (RAFT), through its Railcar Ltd. subsidiary to which this interpretation may apply. Because the Company expects to sell Railcar Ltd. during 2003 (See Note 4A), the application of FIN No. 46 is not expected to have a material impact. The Company is currently evaluating what effects, if any, this interpretation will have on its results of operations and financial position.

    EITF Issue 02-03, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities"
    In June 2002, the Emerging Issues Task Force (EITF) reached consensus on a portion of Issue 02-03, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities." EITF Issue 02-03 requires all gains and losses (realized or unrealized) on energy trading contracts to be shown net in the income statement. Florida Power's policy already required the gains and losses to be recorded on a net basis. The net of the gains and losses are recorded in other, net on the Consolidated Statements of Income and Comprehensive Income. Florida Power does not recognize a dealer profit or unrealized gain or loss at the inception of a derivative unless the fair value of that instrument, in its entirety, is evidenced by quoted market prices or current market transactions.

2.  Acquisition by Progress Energy

    On November 30, 2000, Progress Energy acquired all of the outstanding shares of Florida Progress' common stock in accordance with the Amended and Restated Plan of Exchange, including the related Plan of Share Exchange, dated as of August 22, 1999, as amended and restated as of March 3, 2000, among CP&L Energy, Florida Progress and Carolina Power & Light Company (CP&L). Florida Progress shareholders received $54.00 in cash or shares of Progress Energy common stock having a value of $54.00, subject to proration, and one contingent value obligation (CVO) in exchange for each share of Florida Progress common stock. Each CVO represents the right to receive contingent payments based upon the net after-tax cash flow to Progress Energy generated by four synthetic fuel facilities purchased by subsidiaries of Florida Progress in 1999.

    The acquisition was accounted for by Progress Energy using the purchase method of accounting; however, due to the significance of the public debt and preferred securities of the Company and Florida Power, the acquisition cost was not pushed down to the Florida Progress or Florida Power separate financial statements. Even though a new basis of accounting and reporting for the Company was not established, significant merger-related costs were incurred in 2000 and reported in the following captions on the Consolidated Statements of Income and Comprehensive Income (in millions):

                                  Florida Power     Diversified    Total - Florida
                                  Operation and       Business        Progress
                                   Maintenance                       Corporation
                                  --------------    -----------    ---------------

    Employee separation costs            $72.8         $17.9           $ 90.7
    Other merger-related costs            21.4          34.9             56.3
                                  --------------    -----------     --------------
          Total                          $94.2         $52.8           $147.0
                                  ==============    ===========     ==============

    In connection with the acquisition of the Company by Progress Energy, the Company began the implementation of a plan to combine operations with Progress Energy. In the fourth quarter 2000, the Company recorded executive involuntary termination costs of $24.5 million and non-executive involuntary termination costs of $41.8 million. Substantially all of the executive termination expense was attributable to lump-sum severance costs paid in December 2000. In connection with the termination of certain key executives, the Company also recorded a curtailment and special termination benefit charge of $25.5 million related to two supplemental defined benefit pension plans (See Note 15). The non-executive involuntary termination accrual includes estimates for administrative leave, severance, employer FICA, medical benefits and outplacement costs associated with the Company's employee involuntary termination plan. During 2001, the Company finalized the plan to combine operations of the companies with certain final termination payments occurring in 2002. The termination did not result in a plan curtailment related to postretirement benefits other than pension. An immaterial curtailment gain was recorded for the pension plan in 2001.

    The activity for the non-executive involuntary termination costs is detailed in the table below (in millions):

                                                    2002        2001
                                                 ---------  ----------
    Balance at January 1                           $ 7.7       $41.8
    Payments                                        (4.1)      (28.0)
    Adjustments credited to operating results       (3.6)       (6.1)
                                                 ---------  ----------
    Balance at December 31                         $  -        $ 7.7
                                                 =========  ==========

    Other merger-related costs include $17.9 million of change of control costs substantially related to the immediate vesting of a stock-based performance plan (See Note 14), and $17.3 million of direct transaction costs related to investment banker, legal and accounting fees. Other costs incurred include employee retention costs and excise tax payments triggered by executive severance and change of control payments.

3.  Acquisitions

    A. Westchester Acquisition

    On April 26, 2002, Progress Fuels, a subsidiary of Florida Progress, acquired 100% of Westchester Gas Company (Westchester). The acquisition included approximately 215 natural gas-producing wells, 52 miles of intrastate gas pipeline and 170 miles of gas-gathering systems located within a 25-miles radius of Jonesville, Texas, on the Texas-Louisiana border.

    The aggregate purchase price of approximately $153 million consisted of cash consideration of approximately $22 million and the issuance of 2.5 million shares of Progress Energy common stock valued at approximately $129 million. The purchase price included approximately $2 million of direct transaction costs. The purchase price was primarily allocated to fixed assets, including oil and gas properties, based on the preliminary fair values of the assets acquired. The preliminary purchase price allocation is subject to adjustment for changes in the preliminary assumptions and analyses used, pending additional information including final asset valuations.

    The acquisition has been accounted for using the purchase method of accounting and, accordingly, the results of operations for Westchester have been included in Florida Progress' consolidated financial statements since the date of acquisition. The proforma results of operations reflecting the acquisition would not be materially different than the reported results of operations for the years ended December 31, 2002 or 2001.

    B. Other Acquisitions

    During 2000, subsidiaries of Progress Fuels acquired seven businesses, in separate transactions. The cash paid for the 2000 acquisitions was $45.7 million. The excess of the aggregate purchase price over the fair value of net assets acquired was approximately $11.1 million. The acquisitions were accounted for under the purchase method of accounting and, accordingly, the operating results of the acquired businesses have been included in the Company's financial statements since the date of acquisition. Each of the acquired companies conducted operations similar to those of the subsidiaries and has been integrated into Progress Fuels' operations. The proforma results of consolidated operations for 2000, assuming the 2000 acquisitions were made at the beginning of the year, would not differ significantly from the historical results.

4.  Divestitures

    A. Railcar Ltd. Divestiture

    In December 2002, the Progress Energy Board of Directors adopted a resolution approving the sale of Railcar Ltd., a subsidiary included in the Rail Services segment. A series of sales transactions is expected to take place throughout 2003. In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," an estimated impairment on assets held for sale of $66.5 million has been recognized for the write-down of the assets to be sold to fair value less the costs to sell. This impairment has been included in impairment of long-lived assets in the Consolidated Statements of Income and Comprehensive Income (See Note 7).

    The assets of Railcar Ltd. have been grouped as assets held for sale and are included in other current assets on the Consolidated Balance Sheets as of December 31, 2002. The assets are recorded at $23.6 million, which reflects the Company's initial estimate of the fair value expected to be realized from the sale of these assets. The majority of these assets, approximately $21.6 million, are current assets. These assets are subject to certain commitments under operating leases (See Note 20). The Company expects to be relieved of the majority of these commitments as a result of the sale.

    B. Inland Marine Transportation Divestiture

    On July 23, 2001, Progress Energy announced the disposition of the Inland Marine Transportation segment of the Company, which was operated by MEMCO Barge Line, Inc. Inland Marine provided transportation of coal, agricultural and other dry-bulk commodities as well as fleet management services. Progress Energy entered into a contract to sell MEMCO Barge Line, Inc., to AEP Resources, Inc., a wholly owned subsidiary of American Electric Power. On November 1, 2001, the Company completed the sale of the Inland Marine Transportation segment.

    The results of operations for all periods presented have been restated for the discontinued operations of the Inland Marine Transportation segment. The net income of these operations is reported in the Consolidated Statements of Income and Comprehensive Income as discontinued operations.

    Results of discontinued operations for years ended December 31, were as follows (in thousands):

                                                                        2001         2000
                                                                     ---------    ---------
    Revenues                                                         $142,721     $170,329

    Earnings before income taxes                                        4,530       16,961
    Income taxes                                                        1,848        7,989
                                                                     ---------    ---------
    Net earnings                                                        2,682        8,972
    Estimated loss on disposal of discontinued operations,
       including provision of $5,468 for pre-tax operating income during phase-out period (net of applicable income tax
       benefit of $7,896)                                             (23,734)           -
                                                                     ---------    ---------
    Income (loss) from discontinued operations                       $(21,052)    $  8,972
                                                                     =========    =========


    The net gain on disposal of discontinued operations in the Company's Consolidated Statements of Income and Comprehensive Income for year ended December 31, 2002, represents the after-tax gain from the resolution of approximately $5.1 million of contingencies in the purchase agreement of the Inland Marine Transportation segment.

    In connection with the sale, the Company entered into environmental indemnification provisions covering both unknown and known sites. The Company has recorded an accrual to cover estimated probable future environmental expenditures. The Company believes that it is reasonably possible that additional costs, which cannot be currently estimated, may be incurred related to the environmental indemnification provision beyond the amounts accrued. The Company cannot predict the outcome of this matter.

5.  Financial Information by Business Segment

    The Company's principal business segment is Florida Power, a utility engaged in the generation, purchase, transmission, distribution and sale of electricity primarily in Florida. The other reportable business segments are Progress Fuels' Energy & Related Services and Rail Services. The Inland Marine Transportation business, formerly a business segment, was sold in November 2001 (See Note 4B). The Energy & Related Services segment includes coal and synthetic fuel operations, natural gas production and sales, river terminal services and off-shore marine transportation. Rail Services' operations include railcar repair, rail parts reconditioning and sales, railcar leasing and sales, providing rail and track material, and scrap metal recycling. The Other category consists primarily of Progress Telecommunications Corporation (Progress Telecom), the Company's telecommunications subsidiary, the Company's investment in FPC Capital Trust, which holds the Preferred Securities, and the holding company, Florida Progress Corporation. Progress Telecom markets wholesale fiber-optic based capacity service in the Eastern United States and also markets wireless structure attachments to wireless communication companies and governmental entities. The Company allocates a portion of its operating expenses to business segments.

    The Company's business segment information for 2002, 2001 and 2000 is summarized below. The Company's significant operations are geographically located in the United States with limited operations in Mexico and Canada. The Company's segments are based on differences in products and services, and therefore no additional disclosures are presented. Intersegment sales and transfers consist primarily of coal sales from the Energy and Related Services segment of Progress Fuels to Florida Power. The price Progress Fuels charges Florida Power is based on market rates for coal procurement and for water-borne transportation under a methodology approved by the FPSC. Rail transportation is also based on market rates plus a return allowed by the FPSC on equity in transportation equipment utilized in transporting coal to Florida Power. The allowed rate of return is currently 12%. No single customer accounted for 10% or more of unaffiliated revenues.

    Segment net income (loss) for 2002 includes an estimated impairment on the assets held for sale of Railcar Ltd. of $66.5 million pre-tax ($44.7 million after-tax) included in the Rail Services segment and an asset impairment and other charges related to Progress Telecom totaling $233.0 million on a pre-tax basis ($144.0 million after-tax) included in the Other segment. Segment net income (loss) for 2001 includes a long-lived asset impairment pre-tax loss of $160.6 million (after-tax $108.1 million) included in the Rail Services segment. Segment net income (loss) for 2000 includes a long-lived asset impairment pre-tax loss of $70.2 million (after-tax $47.3 million) included in the Energy & Related Services segment and $60.5 million impairment pre-tax loss (after-tax $36.3 million) included in the Rail Services segment (See Note 7).

                                                            Energy
                                                              and
                                                            Related         Rail
(In millions)                                    Utility    Services      Services        Other       Consolidated
--------------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31, 2002
Revenues                                     $    3,061.7    $   342.8    $   714.5    $    234.3    $      4,353.3
Intersegment revenues                                   -        525.6          4.6        (530.2)                -
Depreciation and amortization                       294.9         33.9         20.4          11.2             360.4
Net interest charges                                106.8         21.9         32.8          21.6             183.1
Impairment of long-lived assets and
   investments                                          -            -         66.5         214.6             281.1
Income tax expense (benefit)                        163.3       (206.6)       (19.4)       (110.5)           (173.2)
Income (loss) from continuing operations            322.6        117.5        (47.4)       (162.6)            230.1
Total segment assets                              5,226.2        708.0        614.5          77.8           6,626.5
Capital and investment expenditures                 550.0        104.2          8.3          41.4             703.9

--------------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31, 2001
Revenues                                     $    3,212.8    $   369.7    $   820.1    $    133.9    $      4,536.5
Intersegment revenues                                   -        398.3          1.1       (399.4)                 -
Depreciation and amortization                       453.0         23.6         33.8          12.0             522.4
Net interest charges                                113.7         12.0         36.4          31.7             193.8
Impairment of long-lived assets                         -            -        160.6             -             160.6
Income tax expense (benefit)                        182.6      (253.6)       (74.7)        (27.0)           (172.7)
Income (loss) from continuing operations            309.6        128.5      (144.4)        (28.3)             265.4
Total segment assets                              5,009.6        452.9        602.6         258.2           6,323.3
Capital and investment expenditures                 353.4         43.5         18.0          72.0             486.9

--------------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31, 2000
Revenues                                     $    2,871.6    $   329.3    $ 1,002.1    $     27.3    $      4,230.3
Intersegment revenues                                   -        244.3          0.7       (245.0)                 -
Depreciation and amortization                       402.6         25.2         32.3          13.3             473.4
Net interest charges                                125.4         12.2         42.7          26.1             206.4
Impairment of long-lived assets                         -         70.2         60.5             -             130.7
Income tax expense (benefit)                        150.5      (200.4)       (28.9)        (45.9)           (124.7)
Income (loss) from continuing operations            210.3         34.1       (52.9)        (56.2)             135.3
Total segment assets                              4,978.0        345.4        802.3         366.9           6,492.6
Capital and investment expenditures                 286.8         63.0         25.1         106.1             481.0

--------------------------------------------------------------------------------------------------------------------

6.  Related Party Transactions

    The Company and its subsidiaries participate in two internal money pools, operated by Progress Energy, to more effectively utilize cash resources and to reduce outside short-term borrowings. Short-term borrowing needs are met first by available funds of the money pool participants. Borrowing companies pay interest at a rate designed to approximate the cost of outside short-term borrowings. Subsidiaries, which invest in the money pool, earn interest on a basis proportionate to their average monthly investment. The interest rate used to calculate earnings approximates external interest rates. The weighted-average interest rates associated with such money pool balances were 2.18% and 4.47% at December 31, 2002 and 2001, respectively. Funds may be withdrawn from or repaid to the pool at any time without prior notice. At December 31, 2002, Florida Progress and Florida Power had $379.7 million and $237.4 million, respectively, of amounts payable to the money pool that are included in notes payable to affiliated companies on the Balance Sheets. At December 31, 2001, Florida Progress had $147.6 million of amounts payable to the money pool and Florida Power had $119.8 million of amounts receivable from the money pool that are included in notes payable to affiliated companies and notes receivable from affiliated companies, respectively, on the Balance Sheets. Interest expense related to advances from Progress Energy was $6.6 million and $8.2 million for Florida Progress in 2002 and 2001, respectively, and $0.6 million for Florida Power in 2002. Florida Progress and Florida Power both recorded $1.2 million and $2.4 million of interest income related to the money pool for 2002 and 2001, respectively. Interest expense and interest income related to the money pool in 2000 was not significant.

    During 2000,  Progress Energy formed Progress  Energy Service  Company,  LLC
    (PESC) to provide specialized services, at cost, to the Company and its subsidiaries, as approved by the U.S. Securities and Exchange Commission
    (SEC). The Company and its subsidiaries have an agreement with PESC under which PESC services, including purchasing, accounting, treasury, tax, marketing, legal, and human resources are rendered at cost. Amounts billed by PESC to Florida Progress and Florida Power for these services during 2002 and 2001 amounted to $248.6 million and $199.9 million, respectively, and $116.1 million and $110.9 million, respectively. At December 31, 2002 and 2001, Florida Progress had a net payable to PESC of $43.1 million and $31.7 million, respectively. Florida Power had a net payable to the service company of $36.6 million and $28.1 million, respectively, at December 31, 2002 and 2001. During 2002, the Office of Public Utility Regulation within the SEC completed an audit examination of the Progress Energy's books and records. This examination is a standard process for all PUHCA registrants. Based on the review, the method for allocating PESC costs to the Parent and its affiliates will change in 2003. The Company does not anticipate the reallocation of costs will have a material impact on the results of operations.

    Progress Fuels has an outstanding note due to the Parent. The principal outstanding on this note was $500.0 million at December 31, 2002 and 2001. Progress Fuels recorded interest expense related to this note of $32.1 million and $5.4 million for 2002 and 2001, respectively.

    Progress  Fuels  sells  coal to  Florida  Power  which are  eliminated  from revenues in Florida Progress' consolidated financial statements. In accordance with SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," profits on intercompany sales between Progress Fuels and Florida Power are not eliminated if the sales price is reasonable and the future recovery of sales price through the ratemaking process is probable.

    In April 2000, Progress Ventures Holdings, Inc. (PVHI), a wholly owned subsidiary of Progress Energy, purchased a 90% interest in an affiliate of Progress Fuels that owns a synthetic fuel facility located at the company-owned mine site in Virginia. In May 2000, PVHI purchased a 90% ownership interest in another synthetic fuel facility located in West Virginia. The purchase agreements contained a provision that would require PVHI to sell, and the respective Progress Fuels affiliate to repurchase, the 90% interest had the share exchange among Florida Progress, CP&L Energy and CP&L not occurred.

    Progress Fuels has accounted for the transactions as a sale for tax purposes and, because of the repurchase obligation, as a financing for financial reporting purposes in the pre-acquisition period and as a transfer of assets within a controlled group as of the acquisition date. At the date of acquisition, assets of $8.3 million were transferred to Progress Energy. As of December 31, 2002 and 2001, the Company has a note receivable of $46.6 million and $59.9 million from PVHI that has been recorded as a reduction to equity for financial reporting purposes. Payments on the note during 2002 and 2001 totaled $17.2 million and $13.9 million, respectively, representing $13.3 million and $3.9 million in principal and interest in 2002 and $9.4 million and $4.5 million in principal and interest in 2001.

    From time-to-time the Company and its subsidiaries may receive equity contributions from Progress Energy. During 2002, the Company received cash equity contributions of $87.2 million. During 2001, the Company received cash equity contributions of $90.1 million and a non-cash equity contribution of $0.6 million. During 2000, the Company received cash equity contributions totaling $84.5 million from Progress Energy.

    In August 2002, CP&L transferred reservation payments for the manufacture of two combustion turbines to Florida Power at CP&L's original cost of $20.0 million. These combustion turbines will be installed at the Florida Power Hines facility in 2005. In December 2002, PVHI transferred reservation payments for the manufacture of one combustion turbine and exhaust stack to Florida Power at PVHI's original cost of $15.5 million. This combustion turbine will be installed at a Florida Power production facility in 2004. At December 31, 2002, Florida Power had a $14.2 million payable to CP&L related to these transfers.

7.  Impairment of Long-Lived Assets and Investments

    Effective January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 provides guidance for the accounting and reporting of impairment or disposal of long-lived assets. The statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." In 2002, 2001 and 2000, the Company recorded impairments of approximately $281.2 million, $160.6 million and $130.7 million, respectively. The 2002 amount includes an estimated impairment of assets held for sale of $66.5 million related to Railcar, Ltd. (See Note 4A).

    Due to the decline of the telecommunications industry and continued operating losses, the Company initiated an independent valuation study during 2002 to assess the recoverability of the long-lived assets Progress Telecom. Based on this assessment, the Company recorded asset impairments of $214.6 million on a pre-tax basis and other charges of $18.4 million on a pre-tax basis primarily related to inventory adjustments in the third quarter of 2002. This write-down constitutes a significant reduction in the book value of these long-lived assets.

    The long-lived asset impairments include an impairment of property, plant and equipment, construction work in process and intangible assets. The impairment charge represents the difference between the fair value and carrying amount of these long-lived assets. The fair value of these assets was determined using a valuation study heavily weighted on the discounted cash flow methodology, using market approaches as supporting information.

    Due to results of divestiture efforts and the decision to retain the Rail Services business segment in the near term, coupled with prior and current year losses and a continued decline in the rail services industry, the Company evaluated the recoverability of rail long-lived assets and associated goodwill. Fair value was generally determined based on discounted cash flows. As a result of this review, the Company recorded asset impairments, primarily goodwill, of $160.6 million pre-tax ($108.1 million after-tax) during the fourth quarter of 2001. Asset write-downs resulting from this review were charged to diversified business expenses on the Consolidated Statements of Income and Comprehensive Income.

    The Company continually reviews its investments to determine whether a decline in fair value below the cost basis is other-than-temporary. During the fourth quarter of 2001, the Company determined that the decline in fair value of its affordable housing investments, held by Progress International Holdings, a subsidiary of Progress Capital Holdings, Inc. (Progress Capital Holdings) was other-than-temporary. As a result, the Company has recorded investment impairments for other-than-temporary declines in the fair value of its affordable housing investments. Investment write-downs of $9.1 million pre-tax are included in other, net on the Consolidated Statements of Income and Comprehensive Income.

    During the fourth quarter of 2000, Progress Fuels evaluated the economic feasibility of accessing and mining its existing coal reserves in light of the intended changes for the use of these assets by management and a significant downturn in the coal industry. Progress Fuels concluded that approximately 180 million tons of its existing reserves are impaired. Based on the Progress Fuels' expectation of future net cash flow, these reserves were written-down to their fair value, resulting in a pre-tax loss of $70.2 million. This impairment charge is included in diversified business expenses on the Consolidated Statements of Income and Comprehensive Income.

    During 2000, Progress Energy hired a financial advisor to assist Florida Progress in evaluating its strategic alternatives with respect to two of Progress Fuels' business segments, Rail Services and Inland Marine Transportation. Preliminary valuations on the Rail Services business segment indicated that the carrying amounts of goodwill and other long-lived assets are not recoverable. As such, the carrying values of these assets were written down to estimated fair value based on discounted cash flows considering cash flows expected to result from the use of the assets and their eventual disposition. During the fourth quarter of 2000, the Rail Services segment recognized the resulting pre-tax impairment loss of $60.5 million, which was substantially attributed to the write-down of goodwill. This impairment charge is included in diversified business expenses on the Consolidated Statements of Income and Comprehensive Income.

8.  Debt and Credit Facilities

    A. Lines of Credit

    At December 31, 2002, Florida Power had committed lines of credit totaling $290.5 million, all of which are used to support its commercial paper borrowings. Florida Power is required to pay minimal annual commitment fees to maintain its credit facilities. The following table summarizes Florida Power's credit facilities used to support the issuance of commercial paper (in millions):

    Description                                 Total
                                         ------------------
    364-Day (expiring 4/1/03)                   $    90.5
    5-Year (expiring 11/30/03)                      200.0
                                         ------------------
                                                $   290.5
                                         ==================

    There were no loans outstanding under these facilities at December 31, 2002.

    As of December 31, 2002 and 2001, Florida Power had $257.1 million and $154.3 million, respectively, of outstanding commercial paper and other short-term debt classified as short-term obligations. The weighted-average interest rates of such short-term obligations at December 31, 2002 and 2001 were 1.55% and 2.49%, respectively. Florida Power no longer reclassifies commercial paper to long-term debt. Certain amounts for 2001 have been reclassified to conform to 2002 presentation, with no effect on previously reported net income or common stock equity.

    The combined aggregate maturities of Florida Progress long-term debt for 2003 through 2007 are approximately $275 million, $68 million, $49 million, $109 million and $124 million, respectively. Florida Power's aggregate maturities of long-term debt for 2003 through 2007 are approximately $217 million, $43 million, $48 million, $48 million and $89 million, respectively.

    B. Covenants and Default Provisions

    Financial Covenants
    Florida Power's credit line contains various terms and conditions that could affect Florida Power's ability to borrow under these facilities. These include a maximum debt to total capital ratio, a material adverse change clause and a cross-default provision.

    Florida Power's credit line requires a maximum total debt to total capital ratio of 65.0%. Indebtedness as defined by the bank agreement includes certain letters of credit and guarantees which are not recorded on the Consolidated Balance Sheets. As of December 31, 2002, Florida Power's total debt to total capital ratio was 48.6%.

    Material adverse change clause
    The credit facility of Florida Power includes a provision under which lenders could refuse to advance funds in the event of a material adverse change in the borrower's financial condition.

    Default provisions
    Florida Power's credit lines include cross-default provisions for defaults of indebtedness in excess of $10 million. Florida Power's cross-default provisions only apply to defaults of indebtedness by Florida Power and not to other affiliates of Florida Power. The credit lines of Progress Energy include a similar provision. Progress Energy's cross-default provisions only apply to defaults of indebtedness by Progress Energy and its significant subsidiaries, which includes Florida Power, Florida Progress, Progress Fuels and Progress Capital Holdings, Inc.

    In the event that either of these cross-default provisions were triggered, the lenders could accelerate payment of any outstanding debt. Any such acceleration would cause a material adverse change in the respective company's financial condition. Certain agreements underlying the Company's indebtedness also limit the Company's ability to incur additional liens or engage in certain types of sale and leaseback transactions.

    Other restrictions
    Florida Power's mortgage indenture provides that it will not pay any cash dividends upon its common stock, or make any other distribution to the stockholders, except a payment or distribution out of net income of Florida Power subsequent to December 31, 1943.

    In addition, Florida Power's Articles of Incorporation provide that no cash dividends or distributions on common stock shall be paid, if the aggregate amount thereof since April 30, 1944, including the amount then proposed to be expended, plus all other charges to retained earnings since April 30, 1944, exceed (a) all credits to retained earnings since April 30, 1944, plus
    (b) all amounts credited to capital surplus after April 30, 1944, arising from the donation to Florida Power of cash or securities or transfers amounts from retained earnings to capital surplus. At December 31, 2002, none of Florida Power's retained earnings of $598 million was restricted.

    Florida Power's Articles also provide that cash dividends on common stock shall be limited to 75% of net income available for dividends if common stock equity falls below 25% of total capitalization, and to 50% if common stock equity falls below 20%. On December 31, 2002, Florida Power's common stock equity was approximately 50.7% of total capitalization.

    C. Secured Obligations

    Florida Power's first mortgage bonds are secured by their respective mortgage indentures. Florida Power's mortgage constitutes a first lien on substantially all of its fixed properties, subject to certain permitted encumbrances and exceptions. The Florida Power mortgage also constitutes a lien on subsequently acquired property. At December 31, 2002, Florida Power had approximately $1.1 billion in aggregate principal amount of first mortgage bonds outstanding including those related to pollution control obligations. The Florida Power mortgage allows the issuance of additional mortgage bonds upon the satisfaction of certain conditions.

    D. Guarantees of Subsidiary Debt

    Florida Progress has guaranteed the outstanding debt obligations for two of its wholly owned subsidiaries, FPC Capital I and Progress Capital Holdings. At December 31, 2002 and 2001, Progress Capital Holdings had $223 million and $273 million in medium term notes outstanding which was fully guaranteed by Florida Progress. FPC Capital I had $300 million in mandatorily redeemable securities outstanding at December 31, 2002 and 2001 for which Florida Progress has guaranteed payment. See Note 9 for additional discussion of these notes.

    E. Hedging Activities

    Florida Power uses interest rate derivatives to adjust the fixed and variable rate components of its debt portfolio and to hedge cash flow risk of fixed rate debt to be issued in the future. See discussion of risk management and derivative transactions at Note 13.

9.  Company-Obligated   Mandatorily   Redeemable   Cumulative  Quarterly  Income
    Preferred Securities of a Subsidiary Trust Holding Solely Florida Progress Guaranteed Subordinated Deferrable Interest Notes

    In April 1999, FPC Capital I (the Trust), an indirect wholly-owned subsidiary of the Company, issued 12 million shares of $25 par cumulative Company-obligated mandatorily redeemable preferred securities (Preferred Securities) due 2039, with an aggregate liquidation value of $300 million with an annual distribution rate of 7.10%, payable quarterly. Currently, all 12 million shares of the Preferred Securities that were issued are outstanding. Concurrent with the issuance of the Preferred Securities, the Trust issued to Florida Progress Funding Corporation (Funding Corp.) all of the common securities of the Trust (371,135 shares), for $9.3 million. Funding Corp. is a direct wholly owned subsidiary of the Company.

    The existence of the Trust is for the sole purpose of issuing the Preferred Securities and the common securities and using the proceeds thereof to purchase from Funding Corp. its 7.10% Junior Subordinated Deferrable
    Interest Notes (subordinated notes) due 2039, for a principal amount of $309.3 million. The subordinated notes and the Notes Guarantee (as discussed below) are the sole assets of the Trust. Funding Corp.'s proceeds from the sale of the subordinated notes were advanced to Progress Capital Holdings and used for general corporate purposes including the repayment of a portion of certain outstanding short-term bank loans and commercial paper.

    The Company has fully and  unconditionally  guaranteed  the  obligations  of
    Funding Corp. under the subordinated notes (the Notes Guarantee). In addition, the Company has guaranteed the payment of all distributions required to be made by the Trust, but only to the extent that the Trust has funds available for such distributions (Preferred Securities Guarantee). The Preferred Securities Guarantee, considered together with the Notes Guarantee, constitutes a full and unconditional guarantee by the Company of the Trust's obligations under the Preferred Securities.

    The subordinated notes may be redeemed at the option of Funding Corp. beginning in 2004 at par value plus accrued interest through the redemption date. The proceeds of any redemption of the subordinated notes will be used by the Trust to redeem proportional amounts of the Preferred Securities and common securities in accordance with their terms. Upon liquidation or dissolution of Funding Corp., holders of the Preferred Securities would be entitled to the liquidation preference of $25 per share plus all accrued and unpaid dividends thereon to the date of payment.

    These Preferred Securities are classified as long-term debt on Florida Progress' Consolidated Balance Sheets.

10. Fair Value of Financial Instruments

    The carrying amounts of cash and cash equivalents and short-term obligations approximate fair value due to the short maturities of these instruments. At December 31, 2002 and 2001, there were miscellaneous investments, consisting primarily of investments in company-owned life insurance and other benefit plan assets, with carrying amounts of approximately $64.1 million and $74.2 million, respectively, included in miscellaneous other property and investments. The carrying amount of these investments approximates fair value due to the short maturity of certain instruments and certain instruments are presented at fair value. The carrying amount of the Company's long-term debt, including current maturities, was $2.5 billion and $2.6 billion at December 31, 2002 and 2001, respectively. The estimated fair value of this debt, as obtained from quoted market prices for the same or similar issues, was $2.7 billion and $2.8 billion at December 31, 2002 and 2001, respectively.

    External funds have been established as a mechanism to fund certain costs of nuclear decommissioning (See Note 1F). These nuclear decommissioning trust funds are invested in stocks, bonds and cash equivalents. Nuclear decommissioning trust funds are presented on the Balance Sheets at amounts that approximate fair value. Fair value is obtained from quoted market prices for the same or similar investments.

11. Preferred and Preference Stock

    The authorized capital stock of the Company includes 10 million shares of preferred stock, without par value, including 2 million shares designated as Series A Junior Participating Preferred Stock. No shares of the Company's preferred stock are issued or outstanding.

    The authorized capital stock of Florida Power includes three classes of preferred stock: 4 million shares of Cumulative Preferred Stock, $100 par value; 5 million shares of Cumulative Preferred Stock, without par value; and 1 million shares of Preference Stock, $100 par value. No shares of Florida Power's Cumulative Preferred Stock, without par value, or Preference Stock are issued or outstanding. All Cumulative Preferred Stock series are without sinking funds and are not subject to mandatory redemption.

12. Regulatory Matters

    A. Rates

    Florida Power's retail rates are set by the FPSC, while its wholesale rates are governed by the FERC. Florida Power's last general retail rate case was approved in 1992 and allowed a 12% regulatory return on equity with an allowed range between 11% and 13%.

    Florida Power previously operated under an agreement committing several parties not to seek any reduction in its base rates or authorized return on equity. That agreement expired on June 30, 2001. The FPSC initiated a rate proceeding in 2001 regarding Florida Power's future base rates. On March 27, 2002, the parties in Florida Power's rate case entered into a Stipulation and Settlement Agreement (the Agreement) related to retail rate matters. The Agreement was approved by the FPSC on April 23, 2002. The Agreement is generally effective from May 1, 2002 through December 31, 2005; provided, however, that if Florida Power's base rate earnings fall below a 10% return on equity, Florida Power may petition the FPSC to amend its base rates.

    The Agreement provides that Florida Power will reduce its retail revenues from the sale of electricity by an annual amount of $125 million. The Agreement also provides that Florida Power will operate under a Revenue Sharing Incentive Plan (the Plan) through 2005, and thereafter until terminated by the FPSC, that establishes annual revenue caps and sharing thresholds. The Plan provides that retail base rate revenues between the sharing thresholds and the retail base rate revenue caps will be divided into two shares - a 1/3 share to be received by Florida Power's shareholders, and a 2/3 share to be refunded to Florida Power's retail customers; provided, however, that for the year 2002 only, the refund to customers was limited to 67.1% of the 2/3 customer share. The retail base rate revenue sharing threshold amounts for 2002 was $1.296 billion and will increase $37 million each year thereafter. The Plan also provides that all retail base rate revenues above the retail base rate revenue caps established for each year will be refunded to retail customers on an annual basis. For 2002, the refund to customers was limited to 67.1% of the retail base rate revenues that exceeded the 2002 cap. The retail base revenue cap for 2002 was $1.356 billion and will increase $37 million each year thereafter. Any amounts above the retail base revenue caps will be refunded 100% to customers. As of December 31, 2002, $4.7 million has been accrued and will be refunded to customers by March 2003.

    The Agreement also provides that beginning with the in-service date of Florida Power's Hines Unit 2 and continuing through December 31, 2005, Florida Power will be allowed to recover through the fuel cost recovery clause a return on average investment and depreciation expense for Hines Unit 2, to the extent such costs do not exceed the Unit's cumulative fuel savings over the recovery period. Hines Unit 2 is a 516 MW combined-cycle unit under construction and currently scheduled for completion in late 2003.

    Additionally, the Agreement provided that Florida Power would effect a mid-course correction of its fuel cost recovery clause to reduce the fuel factor by $50 million for the remainder of 2002. The fuel cost recovery clause will operate as it normally does, including, but not limited to any additional mid-course adjustments that may become necessary, and the calculation of true-ups to actual fuel clause expenses.

    Florida Power will suspend accruals on its reserves for nuclear decommissioning and fossil dismantlement through December 31, 2005. Additionally, for each calendar year during the term of the Agreement, Florida Power will record a $62.5 million depreciation expense reduction, and may, at its option, record up to an equal annual amount as an offsetting accelerated depreciation expense. In addition, Florida Power is authorized, at its discretion, to accelerate the amortization of certain regulatory assets over the term of the Agreement. There was no accelerated depreciation or amortization expense recorded for the year ended December 31, 2002.

    Under the terms of the Agreement, Florida Power agreed to continue the implementation of its four-year Commitment to Excellence Reliability Plan and expects to achieve a 20% improvement in its annual System Average Interruption Duration Index by no later than 2004. If this improvement level is not achieved for calendar years 2004 or 2005, Florida Power will provide a refund of $3 million for each year the level is not achieved to 10% of its total retail customers served by its worst performing distribution feeder lines.

    The Agreement also provided that Florida Power was required to refund to customers $35 million of revenues Florida Power collected during the interim period since March 13, 2001. This one-time retroactive revenue refund was recorded in the first quarter of 2002 and was returned to retail customers over an eight-month period ended December 31, 2002. Any additional refunds under the Agreement are recorded when they become probable.

    In February 2003, Florida Power petitioned the FPSC to increase its fuel factors due to continuing increases in oil and natural gas commodity prices. The crisis in the Middle East along with the Venezuelan oil workers' strike have put upward pressure on commodity prices that were not anticipated by Florida Power when fuel factors for 2003 were approved by the FPSC in November 2002. If Florida Power's petition is approved, the increase would go into effect April 1, 2003.

    B. Regulatory Assets and Liabilities

    As a regulated entity, Florida Power is subject to the provisions of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation." Accordingly, the Florida Power records certain assets and liabilities resulting from the effects of the ratemaking process, which would not be recorded under GAAP for nonregulated entities. The utility's ability to continue to meet the criteria for application of SFAS No. 71 may be affected in the future by competitive forces and restructuring in the electric utility industry. In the event that SFAS No. 71 no longer applied to Florida Power's operations, related regulatory assets and liabilities would be eliminated unless an appropriate regulatory recovery mechanism was provided. Additionally, these factors could result in an impairment of utility plant assets as determined pursuant to SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (See Note 1L).

    Florida Power has regulatory assets (liabilities) at December 31, 2002 and 2001 as follows (in thousands):

                                                             2002          2001
                                                         -----------    -----------
    Deferred fuel (included in current assets)             $37,503       $15,147
                                                         -----------    -----------

    Income taxes recoverable through future rates           32,623        27,610
    Deferred purchased power contract termination costs     46,601        95,326
    Loss on reacquired debt                                 19,756        19,848
    Deferred DOE enrichment facilities-related costs         6,955         8,531
    Other                                                   24,179        22,766
                                                         -----------    -----------
         Total regulatory assets                           130,114       174,081
                                                         -----------    -----------

    Nuclear maintenance and refueling                       (9,601)         (346)
    Storm reserve (Note 22C)                               (35,631)      (35,527)
    Other                                                  (15,772)      (14,320)
                                                         -----------    -----------
         Total regulatory liabilities                      (61,004)      (50,193)
                                                         -----------    -----------

             Net regulatory assets                       $ 106,613      $ 139,035
                                                         ===========    ===========

    Except for portions of deferred fuel, all assets earn a return or the cash has not yet been expended, in which case the assets are offset by liabilities that do not incur a carrying cost. The utility expects to fully recover these assets and refund the liabilities through customer rates under current regulatory practice.

    The Tiger Bay regulatory asset, for contract termination costs, is recovered pursuant to an agreement between Florida Power and several intervening parties, which was approved by the FPSC in June 1997. The amortization of the regulatory asset is calculated using revenues collected under the fuel adjustment clause as if the purchased power agreements related to the facility were still in effect, less the actual fuel costs and the related debt interest expense. This will continue until the regulatory asset is fully amortized. Under the plan, Florida Power had the option to accelerate the amortization at its discretion. Including accelerated amounts, Florida Power recorded amortization expense of $48.7 million, $130.5 million and $71.2 million in 2002, 2001 and 2000, respectively.

    In December 2000, Florida Power received approval from the FPSC to establish a regulatory liability to defer 2000 revenues for disposition by April 2, 2001. Florida Power applied the deferred revenues of $63 million, plus accrued interest, to amortization of the Tiger Bay regulatory asset during the first quarter of 2001.

    Similar approvals were given by the FPSC in November 1999. Florida Power received approval from the FPSC to defer nonfuel revenues towards the development of a plan that would allow customers to realize the benefits earlier than if they were used to accelerate the amortization of the Tiger Bay regulatory asset. Florida Power was unable to identify any rate initiatives that might allow its ratepayers to receive these benefits sooner. In September 2000, Florida Power recognized $44.4 million of revenue, and recorded $44.4 million, plus interest, of amortization against the Tiger Bay regulatory asset.

    In compliance with a regulatory order, Florida Power accrues a reserve for maintenance and refueling expenses anticipated to be incurred during scheduled nuclear plant outages.

13. Risk Management Activities and Derivatives Transactions

    Under its risk management policy, the Company may use a variety of instruments, including swaps, options and forward contracts, to manage exposure to fluctuations in commodity prices and interest rates. Such instruments contain credit risk if the counterparty fails to perform under the contract. The Company minimizes such risk by performing credit reviews using, among other things, publicly available credit ratings of such counterparties. Potential non-performance by counterparties is not expected to have a material effect on the consolidated financial position or consolidated results of operations of the Company.

    A. Commodity Contracts - General

    Most of the Company's commodity contracts either are not derivatives pursuant to SFAS No. 133 or qualify as normal purchases or sales pursuant to SFAS No. 133. Therefore, such contracts are not recorded at fair value.

    B. Commodity Derivatives - Cash Flow Hedges

    Progress Fuels held natural gas and oil cash flow hedging instruments at December 31, 2002. The objective for holding these instruments is to manage a portion of the market risk associated with fluctuations in the price of natural gas and oil on Progress Fuel's forecasted sales of natural gas and oil production. As of December 31, 2002, Progress Fuels is hedging exposures to the price variability of these commodities for contracts maturing through December 2004.

    The total fair value of these instruments at December 31, 2002 was a $10.2 million liability position. The ineffective portion of commodity cash flow hedges was not material in 2002. As of December 31, 2002, $5.0 million of after-tax deferred losses in accumulated other comprehensive income (OCI) are expected to be reclassified to earnings during the next 12 months as the hedged transactions occur. Due to the volatility of the commodities markets, the value in OCI is subject to change prior to its reclassification into earnings.

    C. Commodity Derivatives - Economic Hedging and Trading

    Nonhedging derivatives, primarily electricity forward contracts, may be entered into for trading purposes and for economic hedging purposes. While management believes the economic hedges mitigate exposures to fluctuations in commodity prices, these instruments are not designated as hedges for accounting purposes and are monitored consistent with trading positions. The Company manages open positions with strict policies that limit its exposure to market risk and require daily reporting to management of potential financial exposures. Gains and losses from such contracts were not material during 2002, 2001 or 2000, and the Company did not have material outstanding positions in such contracts at December 31, 2002 or 2001.

    D. Interest Rate Derivatives - Fair Value or Cash Flow Hedges

    The Company manages its interest rate exposure in part by maintaining its variable-rate and fixed rate-exposures within defined limits. In addition, the Company also enters into financial derivative instruments, including, but not limited to, interest rate swaps and lock agreements to manage and mitigate interest rate risk exposure.

    The Company uses cash flow hedging strategies to hedge variable interest rates on long-term debt and to hedge interest rates with regard to future fixed-rate debt issuances. At December 31, 2002, Florida Power held an interest rate cash flow hedge, with a notional amount of $35 million, related to an anticipated 2003 issuance of long-term debt. The fair value of that hedge was a $0.5 million liability position at December 31, 2002. As of December 31, 2002, an immaterial amount of after-tax deferred losses in OCI is expected to be reclassified to earnings during the next 12 months as the hedged interest payments occur. Due to the volatility of interest rates, the value in OCI is subject to change prior to its reclassification into earnings. At December 31, 2001, the Company held no interest rate cash flow hedges.

    The Company uses fair value hedging strategies to manage its exposure to fixed interest rates on long-term debt. At December 31, 2002 and 2001, the Company had no open interest rate fair value hedges.

     The notional amounts of interest rate derivatives are not exchanged and do not represent exposure to credit loss. In the event of default by a counterparty, the risk in these transactions is the cost of replacing the agreements at current market rates.

14. Stock-Based Compensation

    A. Long-Term Incentive Plans

    Prior to November 30, 2000, the Company and one of its subsidiaries had Long-Term Incentive Plans (LTIPs) which authorized the granting of common stock to certain executives in various forms. These plans were terminated on November 30, 2000, in conjunction with the acquisition by Progress Energy (See Note 2). All outstanding LTIP awards as of November 30, 2000 were paid in full in 2000 in accordance with the change in control provisions of these plans. Certain executives were also eligible to receive restricted stock, which also were fully vested and paid in conjunction with the merger.

    Compensation costs for performance shares, performance units and restricted stock were recognized at the fair market value of the Company's stock and recognized over the performance cycle. Compensation costs related to the LTIPs for 2000 were $17 million. In addition the Company recognized merger-related costs of $18 million associated with these plans in 2000, as a result of the immediate vesting of all outstanding awards.

    B. Employee Stock Ownership Plan

    Progress Energy sponsors the Progress Energy 401(k) Savings and Stock Ownership Plan (401(k)) for which substantially all full-time non-bargaining unit employees and certain part-time non-bargaining employees within participating subsidiaries are eligible. Effective January 1, 2002, Florida Progress is a participating subsidiary of the 401(k), which has matching and incentive goal features, encourages systematic savings by employees and provides a method of acquiring Progress Energy common stock and other diverse investments. The 401(k), as amended in 1989, is an Employee Stock Ownership Plan (ESOP) that can enter into acquisition loans to acquire
    Progress Energy common stock to satisfy 401(k) common stock needs. Qualification as an ESOP did not change the level of benefits received by employees under the 401(k). Common stock acquired with the proceeds of an ESOP loan is held by the 401(k) Trustee in a suspense account. The common stock is released from the suspense account and made available for allocation to participants as the ESOP loan is repaid. Such allocations are used to partially meet common stock needs related to Progress Energy matching and incentive contributions and/or reinvested dividends.

    Florida Progress' matching and incentive goal compensation cost under the 401(k) is determined based on matching percentages and incentive goal attainment as defined in the plan. Such compensation cost is allocated to participants' accounts in the form of Progress Energy common stock, with the number of shares determined by dividing compensation cost by the common stock market value at the time of allocation. The 401(k) common stock share needs are met with open market purchases, with shares released from the ESOP suspense account and with newly issued shares. Florida Progress' matching and incentive cost met with shares released from the suspense account totaled approximately $2.0 million for the year ended December 31, 2002.

    C. Stock Option Agreements

    Pursuant to the Progress Energy's 1997 Equity Incentive Plan and 2002 Equity Incentive Plans as amended and restated as of July 10, 2002, Progress Energy may grant options to purchase shares of common stock to directors, officers and eligible employees. During 2002 and 2001, approximately 2.9 million and
    2.4 million common stock options were granted. Of these amounts, approximately 0.5 million and 0.4 million, respectively, were granted to officers and eligible employees of Florida Progress and Florida Power. No compensation expense was recognized under the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Had compensation expense been measured based on the fair value of the options on the date of grant, calculated under the provisions of SFAS No. 123, "Accounting for Stock Based Compensation," Florida Progress's and Florida Power's allocated share of such compensation expense would have reduced reported net income in 2002 by approximately $2.8 million and $2.4 million, respectively. Compensation expense for 2001 was insignificant.

    D. Other Stock-Based Compensation Plans

    Progress Energy has additional compensation plans for officers and key employees that are stock-based in whole or in part. The Company participates in these plans. The two primary active stock-based compensation programs are the Performance Share Sub-Plan (PSSP) and the Restricted Stock Awards program (RSA), both of which were established pursuant to Progress Energy's 1997 Equity Incentive Plan and were continued under the 2002 Equity Incentive Plan, as amended and restated as of July 10, 2002.

    Under the terms of the PSSP, officers and key employees are granted performance shares on an annual basis that vest over a three-year consecutive period. Each performance share has a value that is equal to, and changes with, the value of a share of Progress Energy's common stock, and dividend equivalents are accrued on, and reinvested in, the performance shares. The PSSP has two equally weighted performance measures, both of which are based on Progress Energy's results as compared to a peer group of utilities. Compensation expense is recognized over the vesting period based on the expected ultimate cash payout and is reduced by any forfeitures.

    The RSA allows Progress Energy to grant shares of restricted common stock to officers and key employees of Progress Energy. The restricted shares generally vest on a graded vesting schedule over a minimum of three years. Compensation expense, which is based on the fair value of common stock at the grant date, is recognized over the applicable vesting period and is reduced by any forfeitures.

    The total amount expensed by the Company for other stock-based compensation under these plans was $1.4 million in 2002 and 2001, and $0.03 million in 2000.

15. Benefit Plans

    A. Pension Benefits

    The Company and some of its subsidiaries (including Florida Power) sponsor noncontributory defined benefit pension plans covering most employees.

    The Company also has supplementary defined benefit pension plans, which provide additional benefits to certain higher-level employees. As a result of the acquisition by Progress Energy, the benefits of two plans are now frozen, and in 2000, the Company recorded merger-related charges of $24.4 million associated with the two plans (See Note 2). The net pension benefit recognized in 2000 of $53.6 million does not include the merger-related charges.

    B. Other Postretirement Benefits

    The Company and some of its subsidiaries (including Florida Power) also provide certain health care and life insurance benefits for retired employees that reach retirement age while working for the Company.

    Shown below are the components of the net pension expense and net postretirement benefit expense calculations for 2002, 2001 and 2000:

                                                                 Pension Benefits           Other Postretirement Benefits
                                                       ---------------------------------    -----------------------------
(In millions)                                             2002         2001        2000        2002      2001      2000
                                                       ---------------------------------    -----------------------------
Service cost                                           $    18.9    $  10.5    $   18.7      $   4.7   $   3.9  $    3.2
Interest cost                                               44.2       42.0        42.5         15.0      12.5      10.9
Expected return on plan assets                             (75.8)     (86.3)      (92.0)        (0.7)     (0.6)     (0.5)
Net amortization and deferral                               (7.3)     (18.8)      (22.8)         4.1       3.5       2.7
                                                       ---------------------------------    -----------------------------
Net cost/(benefit) recognized by Florida Progress      $   (20.0)   $ (52.6)   $  (53.6)     $   23.1  $  19.3  $   16.3
                                                       ---------------------------------    -----------------------------
Net cost/(benefit) recognized by Florida Power         $   (21.9)   $ (50.3)   $  (51.3)     $   21.9  $  18.0  $   15.9

    The following weighted average actuarial assumptions at December 31 were used in the calculation of the year-end obligation or each year's cost:


                                                   Pension Benefits             Other Postretirement Benefits
                                          -------------------------------     ---------------------------------
(In millions)                                2002       2001       2000           2002        2001        2000
                                          -------------------------------     ---------------------------------
Discount rate for obligation                 6.60%      7.50%       N/A           6.60%       7.50%       N/A
Expected long-term rate of return            9.25%      9.25%      9.00%          5.00%       5.00%      5.00%
Rate of compensation increase:
          Bargaining unit employees          3.50%      3.50%      3.50%          3.50%       3.50%      3.50%
          Nonbargaining unit employees       4.00%      4.00%      4.50%          4.00%       4.00%      4.50%
          Nonqualified plans                 4.00%      4.50%      4.50%           N/A         N/A        N/A
                                          -------------------------------     ---------------------------------

    The following summarizes the change in the benefit obligation and plan assets for both the pension plan and postretirement benefit plan for 2002 and 2001:


                                                                                       Other Postretirement
                                                             Pension Benefits                Benefits
                                                        ------------------------    -------------------------
    (In millions)                                           2002        2001            2002         2001
                                                        ------------------------    -------------------------
    Change in benefit obligation
    Benefit obligation at beginning of year             $    587.8  $     627.7     $     180.4  $     156.2
    Service cost                                              18.9         10.5             4.7          3.9
    Interest cost                                             44.2         42.0            15.0         12.5
    Plan amendment                                               -        (43.0)              -          7.8
    Actuarial (gain)/loss                                    118.9        (13.4)           55.5          9.6
    Transfers                                                (17.6)           -            (5.4)           -
    Benefits paid                                            (38.7)       (35.0)          (14.4)        (9.6)
    Curtailment gain and special
      termination benefits (See Note 2)                          -         (1.0)               -           -
                                                        ------------------------    -------------------------
    Benefit obligation at end of year                   $    713.5  $     587.8     $     235.8  $     180.4
                                                        ------------------------    -------------------------
    Change in plan assets
    Fair value of plan assets at beginning of year      $    853.7  $     948.8     $      13.4  $      11.6
    Return on plan assets                                   (114.4)       (63.3)            1.3          0.5
    Employer contributions                                     4.4          3.2            15.8         10.9
    Transfers                                                (17.6)           -               -            -
    Benefits paid                                            (38.7)       (35.0)          (14.4)        (9.6)
                                                        ------------------------    -------------------------
    Fair value of plan assets at end of year            $    687.4  $     853.7     $      16.1  $      13.4
                                                        ------------------------    -------------------------

    Funded status                                       $    (26.1) $     265.9     $    (219.7) $    (167.0)
    Unrecognized transition (asset) obligation                (0.7)        (5.6)           34.9         38.4
    Unrecognized prior service cost                          (20.0)       (21.7)            7.0          7.5
    Unrecognized net actuarial (gain) loss                   213.2        (96.5)           32.9        (16.6)
    Minimum pension liability adjustment                      (7.3)           -               -            -
                                                        ------------------------    -------------------------
    Prepaid (accrued) benefit cost-Florida Progress     $    159.1  $     142.1     $    (144.9) $    (137.7)
                                                        ------------------------    -------------------------
    Prepaid (accrued) benefit cost-Florida Power        $    188.0  $     168.4     $    (139.4) $    (132.9)

    The Florida Progress net prepaid pension cost of $159.1 million and $142.1 million at December 31, 2002 and 2001, respectively, is included in the accompanying Consolidated Balance Sheets as prepaid pension cost of $226.4 million and $202.2 million, respectively, and accrued benefit cost of $67.3 million and $60.1 million, respectively, which is included in other liabilities and deferred credits. The Florida Power net prepaid pension cost of $188.0 million and $168.4 million at December 31, 2002 and 2001, respectively, is included in the accompanying Consolidated Balance Sheets as prepaid pension cost of $222.5 million and $198.4 million, respectively, and accrued benefit cost of $34.5 million and $30.0 million, respectively, which is included in other liabilities and deferred credits. For Florida Progress, the defined benefit plans with accumulated benefit obligations in excess of plan assets had projected benefit obligations totaling $67.6 million and $59.6 million at December 31, 2002 and 2001, respectively. Those plans had accumulated benefit obligations totaling $67.3 million and $59.6 million, respectively, and no plan assets. For Florida Power, the defined benefit plans with accumulated benefit obligations in excess of plan assets had projected benefit obligations totaling $34.8 million and $30.0 million at December 31, 2002 and 2001, respectively. Those plans had accumulated benefit obligations totaling $34.5 million and $30.0 million, respectively, and no plan assets.

    Florida Progress and Florida Power recorded a minimum pension liability adjustment of $7.3 million and $3.9 million, respectively, at December 31, 2002, with a corresponding pre-tax charge to accumulated other comprehensive loss, a component of common stock equity.

    Accrued other postretirement benefit cost is included in other liabilities and deferred credits in the respective balance sheets of Florida Progress and Florida Power.

    The assumed pre-Medicare and post Medicare health care cost trend rates are:

                                                                  2002          2001
                                                             --------------------------
    Initial medical cost trend for pre-medicare benefits         7.50%          7.50%
    Initial medical cost trend for post-medicare benefits        7.50%          7.50%
    Ultimate medical cost trend rate                             5.25%          5.00%
    Year ultimate medical cost trend rate is achieved            2009           2008

    Assuming a 1% increase in the medical cost trend rates, the aggregate of the service and interest cost components of the net periodic OPEB cost for 2002 would increase by $3.0 million, and the OPEB obligation at December 31, 2002, would increase by $23.3 million. Assuming a 1% decrease in the medical cost trend rates, the aggregate of the service and interest cost components of the net periodic OPEB cost for 2002 would decrease by $2.6 million and the OPEB obligation at December 31, 2002, would decrease by $21.2 million.

16. Income Taxes

    Income  tax  expense  (benefit)  applicable  to  continuing   operations  is
    comprised of (in millions):

     FLORIDA PROGRESS                                       2002               2001              2000
                                                        --------------    ---------------     ------------
     Payable currently:      Federal                          $ 42.9              $ 3.4            $96.8
                             State                              23.4               25.7             15.5
                                                        --------------    ---------------     ------------
                                                                66.3               29.1            112.3
                                                        --------------    ---------------     ------------
     Deferred, net:          Federal                          (220.0)            (187.5)          (215.6)
                             State                             (13.1)              (6.5)           (13.5)
                                                        --------------    ---------------     ------------
                                                              (233.1)            (194.0)          (229.1)
                                                        --------------    ---------------     ------------


     Amortization of investment tax credits, net                (6.4)              (7.8)            (7.9)
                                                        --------------    ---------------     ------------
     Income tax benefit                                     $ (173.2)          $ (172.7)        $ (124.7)
                                                        ==============    ===============     ============

     FLORIDA POWER                                          2002               2001              2000
                                                        --------------    ---------------     ------------

     Payable currently:      Federal                        $  171.6            $ 192.9          $ 181.3
                             State                              29.0               30.7             28.6
                                                        --------------    ---------------     ------------
                                                               200.6              223.6            209.9
                                                        --------------    ---------------     ------------

     Deferred, net:          Federal                           (28.2)             (30.2)           (46.0)
                             State                              (2.7)              (3.0)            (5.6)
                                                        --------------    ---------------     ------------
                                                               (30.9)             (33.2)           (51.6)
                                                        --------------    ---------------     ------------

     Amortization of investment tax credits, net                (6.4)              (7.8)            (7.8)
                                                        --------------    ---------------     ------------
     Income tax expense                                      $ 163.3            $ 182.6          $ 150.5
                                                        ==============    ===============     ============

    The primary differences between the statutory rates and the effective income tax rates are detailed below:

    FLORIDA PROGRESS                                                    2002              2001               2000
                                                                   ---------------    --------------     --------------
    Federal statutory income tax rate                                     35.0%              35.0%              35.0%
    State income tax, net of federal income tax benefits                  10.3               12.8               12.4
    Amortization of investment tax credits                               (11.3)              (8.4)             (74.8)
    Synthetic fuel income tax credits                                   (299.7)            (230.3)          (1,402.7)
    Other income tax credits                                             (11.6)              (6.5)             (66.3)
    Goodwill amortization                                                    -                9.7                0.2
    Non-deductible acquisition costs                                         -                  -              233.8
    Net unfunded taxes from prior years                                      -                  -               40.0
    Impairment loss                                                          -                  -               16.2
    Company owned life insurance - cash surrender value                    3.2                2.1               11.5
    Progress Energy tax allocation benefit (See Note 1K)                 (35.2)                 -                  -
    Other                                                                  4.5               (0.8)              13.0
                                                                   ---------------    --------------     --------------
    Effective income tax rates                                          (304.8)%           (186.4)%         (1,181.7)%
                                                                   ===============    ==============     ==============

    FLORIDA POWER                                                       2002              2001               2000
                                                                   ---------------    --------------     --------------
    Federal statutory income tax rate                                     35.0%              35.0%              35.0%
    State income tax, net of federal
            income tax benefits                                            3.4                3.6                4.1
    Amortization of investment tax credits                                (1.3)              (1.6)              (2.2)
    Non-deductible acquisition costs                                         -                  -                3.0
    Progress Energy tax allocation benefit (See Note 1K)                  (3.8)                 -                  -
    Other                                                                  0.3                  -                1.6
                                                                   ---------------    --------------     --------------
    Effective income tax rates                                            33.6%              37.0%              41.5%
                                                                   ===============    ==============     ==============

    The following summarizes the components of deferred tax liabilities and assets at December 31 (in millions):

    FLORIDA PROGRESS                                                    2002              2001
                                                                   ---------------    --------------
    Deferred tax liabilities:
         Difference in tax basis of property,
               plant and equipment                                     $ 384.9            $ 436.4
         Investment in partnerships                                      (10.4)               1.8
         Deferred book expenses                                            5.9                7.0
         Other                                                            93.0               80.6
                                                                   ---------------    --------------
         Total deferred tax liabilities                                $ 473.4            $ 525.8
                                                                   ===============    ==============
    Deferred tax assets:
         Accrued book expenses                                         $  66.6            $  71.4
         Income tax credit carry forward                                 314.2              202.9
         Unbilled revenues                                                17.8               17.7
         State income tax loss carry forward                              24.9               20.4
         Valuation allowance                                             (25.6)             (20.4)
         Other                                                           108.5              100.3
                                                                   ---------------    --------------
         Total deferred tax assets                                     $ 506.4            $ 392.3
                                                                   ===============    ==============


    FLORIDA POWER                                                        2002              2001
                                                                    ---------------    --------------
    Deferred tax liabilities:
         Difference in tax basis of property,
               plant and equipment                                     $ 377.2            $ 413.7
         Deferred book expenses                                            6.1                7.0
         Other                                                            21.2               10.4
                                                                    ---------------    --------------
         Total deferred tax liabilities                                $ 404.5            $ 431.1
                                                                    ===============    ==============
    Deferred tax assets:
         Accrued book expenses                                         $  42.0            $  40.4
         Unbilled revenues                                                17.8               17.7
         Other                                                             9.8               10.5
                                                                    ---------------    --------------
         Total deferred tax assets                                     $  69.6            $  68.6
                                                                    ===============    ==============

    At December 31, 2002 and 2001, Florida Progress had net non-current deferred tax (assets)/liabilities of $(6.8) million and $165.8 million and net current deferred tax assets of $26.2 million and $32.3 million, respectively. The income tax credit carry forward at December 31, 2002, consists of $301.6 million of alternative minimum tax credit with an indefinite carry forward period, and $12.6 million of general business credit with a carry forward period that will begin to expire in 2020. The company had a valuation allowance of $20.4 million at December 31, 2001 and established additional valuation allowances of $5.2 million during 2002 due to the uncertainty of realizing certain future state income tax benefits. The Company believes it is more likely than not that the results of future operations will generate sufficient taxable income to allow for the utilization of the remaining deferred tax assets.

    At December 31, 2002 and 2001, Florida Power had net non-current deferred tax liabilities of $361.1 million and $394.8 million and net current deferred tax assets of $26.2 million and $32.3 million, respectively. Florida Power expects the results of future operations will generate sufficient taxable income to allow for the utilization of deferred tax assets.

    The Company, through its subsidiaries, is a majority owner in three entities and a minority owner in three entities that own facilities that produce synthetic fuel as defined under the Internal Revenue Service Code (Code). The production and sale of the synthetic fuel from these facilities qualifies for tax credits under Section 29 of the Code (Section 29) if certain requirements are satisfied, including a requirement that the synthetic fuel differs significantly in chemical composition from the coal used to produce such synthetic fuel. Total Section 29 credits generated to date are approximately $573.2 million. All three majority-owned entities and all three minority-owned entities have received private letter rulings (PLR's) from the Internal Revenue Service (IRS) with respect to their synthetic fuel operations. The PLR's do not limit the production on which synthetic fuel credits may be claimed. Should the tax credits be denied on future audits, and the Company fails to prevail through the IRS or legal process, there could be a significant tax liability owed for previously-taken Section 29 credits, with a significant impact on earnings and cash flows. The current Section 29 tax credit program will expire in 2007.

    One of  the  Company's  synthetic  fuel  entities,  Colona  Synfuel  Limited
    Partnership, L.L.L.P. (Colona), is being audited by the IRS. The audit of Colona was expected. The Company is audited regularly in the normal course of business as are most similarly situated companies. The Company has been allocated approximately $225 million in tax credits to date for this synthetic fuel entity. As provided for in contractual arrangements pertaining to Progress Energy's purchase of Colona, the Company has begun escrowing quarterly royalty payments owed to an unaffiliated entity until final resolution of the audit.

    In September 2002, all three of Florida Progress' majority-owned synthetic fuel entities, including Colona, and two of the Company's minority owned synthetic fuel entities were accepted into the IRS's Pre-Filing Agreement
    (PFA) program. The PFA program allows taxpayers to voluntarily accelerate the IRS exam process in order to seek resolution of specific issues. Either the Company or the IRS can withdraw from the program at any time, and issues not resolved through the program may proceed to the next level of the IRS exam process. While the ultimate outcome is uncertain, the Company believes that participation in the PFA program will likely shorten the tax exam process.

    In management's opinion, the Company is complying with all the necessary requirements to be allowed such credits under Section 29 and believes it is probable, although it cannot provide certainty, that it will prevail on any credits taken.

17. Joint Ownership of Generating Facilities

    Florida Power holds an undivided ownership interest in certain jointly-owned generating facilities, CR3 and Intercessions Unit P-11 (P11). Florida Power is entitled to shares of the generating capability and output of CR3 equal to its ownership interest. Florida Power also pays its ownership share of additional construction costs, fuel inventory purchases and operating expenses. Florida Power's share of expenses for the jointly-owned facility are included in the appropriate expense category. The co-owner of P11 has exclusive rights to the output of the unit during the months of June through September. Florida Power has that right for the remainder of the year.

    Florida Power's ownership interest in CR3 and P11 is listed below with related information as of December 31, 2002 and 2001 (dollars in thousands):

                             Company                                                          Unamortized     Construction
               Megawatt     Ownership       Plant       Accumulated        Accumulated          Nuclear         Work in
      2002    Capability    Interest     Investment    Depreciation      Decommissioning        Fuel           Progress
              ----------    --------     ----------    ------------      ---------------        ----           --------

    CR3           834         91.78%       $777,141       $504,417           $396,868           $40,260         $27,907
    P11           143         66.67%         22,090          5,232             -                  -               3,897

                             Company                                                         Unamortized     Construction
               Megawatt     Ownership       Plant       Accumulated        Accumulated         Nuclear          Work in
     2001     Capability     Interest     Investment    Depreciation     Decommissioning         Fuel          Progress
              ----------     --------     ----------    ------------     ---------------         ----          --------

    CR3            834         91.78%       $773,835        $469,840          $416,995          $62,536          $25,723
    P11            143         66.67%         22,302           4,583            -                 -                   94

18. Other Income and Other Expense

    Other income and expense includes interest income and other income and expense items as discussed below. The components of other, net as shown on the Consolidated Statements of Income and Comprehensive Income for fiscal years 2002, 2001 and 2000 are as follows (in thousands):

                                                              2002                2001                 2000
                                                        ---------------    ----------------     ----------------
    Other income
    Net energy purchased for resale gain (loss)              $     292           $    (287)           $   3,822
    Net financial trading gain (loss)                                -              (3,958)                 128
    Nonregulated energy and delivery services income            16,937              17,655               21,840
    AFUDC equity                                                 2,307                  77                1,297
    Other                                                        3,513               1,372                  155
                                                        ---------------    ----------------     ----------------
        Total other income - Florida Power                   $  23,049           $  14,859            $  27,242
                                                        ---------------    ----------------     ----------------
    Income from equity investments                               5,213               4,416                1,220
    Other income - Florida Progress                              5,937               2,896                7,691
                                                        ---------------    ----------------     ----------------
        Total other income - Florida Progress                $  34,199           $  22,171            $  36,153
                                                        ---------------    ----------------     ----------------


    Other expense
    Nonregulated energy and delivery services expenses       $  15,141           $  13,382            $  19,561
    Donations                                                   10,464               6,902                5,508
    Other                                                        3,371               5,355                2,580
                                                        ---------------    ----------------     ----------------
       Total other expense - Florida Power                   $  28,976           $  25,639            $  27,649
                                                        ---------------    ----------------     ----------------
    Loss from equity investments                                 4,707              11,891                9,388
    Other expense - Florida Progress                            14,192              10,726               25,448
                                                        ---------------    ----------------     ----------------
       Total other expense - Florida Progress                $  47,875           $  48,256            $  62,485
                                                        ---------------    ----------------     ----------------
    Other, net                                               $ (13,676)          $ (26,085)           $ (26,332)
                                                        ===============    ================     ================

    Net financial trading gain (loss) represents non-asset-backed trades of electricity. Nonregulated energy and delivery services include power protection services and mass market programs (surge protection, appliance services and area light sales) and delivery, transmission and substation work for other utilities.

19. Goodwill and Other Intangible Assets

    Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." This statement clarifies the criteria for recording of other intangible assets separately from goodwill. Effective January 1, 2002, goodwill is no longer subject to amortization over its estimated useful life. Instead, goodwill is subject to at least an annual assessment for impairment by applying a two-step fair-value based test. This assessment could result in periodic impairment charges. The Company completed the first step of the initial transitional goodwill impairment test, which indicated that the Company's goodwill was not impaired as of January 1, 2002. The Company's carrying amount of goodwill at December 31, 2002 and 2001, was $11.1 million in the Energy and Related Services segment. Florida Power has no goodwill and no significant intangible assets as of December 31, 2002 and 2001. The Company and Florida Power had no other significant intangible assets as of December 31, 2002 and 2001.

    As required by SFAS No. 142, the results for the prior years have not been restated. A reconciliation of net income as if SFAS No. 142 had been adopted is presented below for the years ended December 31 (in thousands).

                                          2001                  2000
                                  -------------------    ------------------
    Reported net income                $ 244,331              $ 144,241
    Goodwill amortization                  2,394                  3,001
                                  -------------------    ------------------
    Adjusted net income                $ 246,725              $ 147,242
                                  ===================    ==================

20. Leases

    The Company leases transportation equipment, office buildings, computer equipment, and other property and equipment with various terms and expiration dates. The Company generally requires the subsidiaries to pay all executory costs such as maintenance and insurance. Some rental payments include minimum rentals plus contingent rentals based on mileage. These contingent rentals are not significant. Rent expense (under operating leases) totaled $32.6 million, $25.3 million and $73.9 million during 2002, 2001 and 2000, respectively. In addition, Progress Telecom has entered into capital leases for equipment. Assets recorded under capital leases totaled $2.9 million and $12.2 million as of December 31, 2002 and 2001, respectively. Accumulated amortization was not significant. These assets were written down in conjunction with the impairments of Progress Telecom recorded during the third quarter of 2002 (See Note 7).

    Minimum annual rental payments, excluding executory costs such as property taxes, insurance and maintenance, under long-term noncancelable leases as of December 31, 2002 are (in thousands):

                                                          Capital Leases     Operating Leases
                                                          --------------     ----------------
    2003                                                      $ 1,111              $ 53,089
    2004                                                        1,111                41,671
    2005                                                        1,111                23,706
    2006                                                        1,111                17,230
    2007                                                        1,111                12,780
    Thereafter                                                  8,740                53,990
                                                          ---------------    ----------------
                                                             $ 14,295              $202,466
                                                                             ================
    Less amount representing imputed interest                 (4,828)
                                                          ---------------
    Present value of net minimum lease payments
         uner capital lease                                  $ 9,467
                                                          ===============

    The Company expects to sell Railcar Ltd. during 2003 (See Note 4A). The operating lease obligations above include $34.2 million, $24.0 million, $6.7 million, $1.5 million, and $1.4 million for the years 2003 through 2007, respectively, which are attributable to Railcar Ltd. Upon the sale of the related assets, the Company expects to be relieved of these obligations.

    The Company is also a lessor of land, buildings, railcars and other types of properties it owns under operating leases with various terms and expiration dates. The leased buildings and railcars are depreciated under the same terms as other buildings and railcars included in diversified business property. Minimum rentals receivable under noncancelable leases as of December 31, 2002, are (in thousands):

                                                                     Amounts
                                                             -----------------
    2003                                                           $ 10,589
    2004                                                              7,213
    2005                                                              5,836
    2006                                                              4,681
    2007                                                              2,626
    Thereafter                                                        6,304
                                                             -----------------
                                                                   $ 37,249
                                                             =================

    The rentals receivable totals above include $10.3 million, $7.0 million, $5.6 million, $4.5 million, and $2.6 million, for the years 2003 through 2007, respectively, and $4.4 million thereafter, which are attributable to Railcar Ltd. Upon the sale of the related assets, the Company expects to no longer receive this income.

    Florida Power is the lessor of electric poles and streetlights. Rents received are contingent upon usage and totaled $52.5 million, $47.5 million and $47.7 million for 2002, 2001 and 2000, respectively.

    In December 2000, Railcar Ltd., a subsidiary of Progress Fuels, sold a portfolio of railcars to Railcar Asset Financing Trust (RAFT). Railcar Ltd. made a $4.9 million (9.95%) investment in RAFT and will remain as servicer of the portfolio. The RAFT term is five years at which time Railcar Ltd. has the option to repurchase the railcars at fair value. As of December 31, 2002, the RAFT was accounted for as assets held for sale, which is presented in other current assets on the accompanying Consolidated Balance Sheets.

21. Accumulated Other Comprehensive Loss

    Components of accumulated other comprehensive loss for Florida Progress and Florida Power as of December 31, 2002 and 2001 are as follows (in thousands):

   FLORIDA PROGRESS                                     2002            2001
                                                    -----------     ------------
   Loss on cash flow hedges                         $  (6,665)      $       -
   Minimum pension liability adjustments               (4,503)              -
   Foreign currency translation and other              (4,569)         (2,985)
                                                    -----------     ------------
   Total accumulated other comprehensive loss       $ (15,737)      $  (2,985)
                                                    ===========     ============

   FLORIDA POWER
                                                        2002             2001
                                                    -----------     ------------
   Loss on cash flow hedges                         $    (318)      $       -
   Minimum pension liability adjustments               (2,366)              -
                                                    -----------     ------------
   Total accumulated other comprehensive loss       $  (2,684)      $       -
                                                    ===========     ============

22. Commitments and Contingencies

    A. Fuel, Coal and Purchased Power Commitments

    Florida Power has long-term contracts for approximately 473 megawatts of purchased power with other utilities, including a contract with The Southern Company for approximately 413 megawatts of purchased power annually through 2010. Florida Power can lower these purchases to approximately 200 MW annually with a three-year notice. Total purchases, for both energy and capacity, under these agreements amounted to $159.3 million, $111.7 million and $104.5 million for 2002, 2001 and 2000, respectively. Total capacity payments were $50.5 million, $54.1 million and $54.0 million for 2002, 2001 and 2000, respectively. Minimum purchases under these contracts, representing capital-related capacity costs, are approximately $50 million annually through 2005 and $30 million annually for 2006 and 2007.

    Florida Power has ongoing purchased power contracts with certain cogenerators (qualifying facilities) for 871 megawatts of capacity with expiration dates ranging from 2003 to 2025. These purchased power contracts provide for capacity and energy payments. Energy payments are based on the actual power taken under these contracts. Capacity payments are subject to the qualifying facilities meeting certain contract performance obligations. In most cases, these contracts account for 100% of the generating capacity of each of the facilities. Of the 871 megawatts under contract, 831 megawatts currently are available to Florida Power. All commitments have been approved by the FPSC. Total capacity purchases under these contracts amounted to $231.7 million, $225.8 million and $226.4 million for 2002, 2001 and 2000, respectively. Minimum expected future capacity payments under these contracts as of December 31, 2002 are $246.8 million, $257.4 million, $268.7 million, $279.7 million and $289.4 million for 2003 through 2007, respectively.

    Florida Power has entered into various long-term contracts for oil, gas and coal requirements of its generating plants. Payments under these commitments were $750.3 million, $641.6 million and $614.7 million in 2002, 2001 and 2000, respectively. Estimated annual payments for firm commitments of fuel purchases and transportation costs under these contracts are approximately $1.2 billion, $635.7 million, $562.8 million, $595.6 million and $651.7 million for 2003 through 2007, respectively.

    Progress Fuels has two coal supply contracts with Florida Power, which require Florida Power to buy and Progress Fuels to supply substantially all of the coal requirements of four of Florida Power's generating units, two through 2002 and two through 2004. In connection with these contracts, Progress Fuels has entered into several contracts with outside parties for the purchase of coal. The annual obligations for coal purchases and transportation under these contracts are $188.3 million and $41.7 million for 2003 and 2004, respectively, with no obligations thereafter. The total cost incurred for these commitments in 2002, 2001 and 2000 was $207.4 million, $134.1 million and $110.6 million, respectively.

    The FPSC allows the capacity payments to be recovered through a capacity cost recovery clause, which is similar to, and works in conjunction with, energy payments recovered through the fuel cost recovery clause.

    B. Guarantees

    As a part of normal business, Florida Progress and certain subsidiaries enter into various agreements providing financial or performance assessments to third parties. Such agreements include guarantees, stand-by letters of credit and surety bonds. These agreements are entered into primarily to support or enhance the creditworthiness otherwise attributed to a subsidiary on a stand-alone basis, thereby facilitating the extension of sufficient credit to accomplish the subsidiaries' intended commercial purposes.

    At December 31, outstanding guarantees are as follows (in millions):

                                              2002                   2001
                                       -------------------     -----------------
    Standby letters of credit                $ 42.5                  $ 24.3
    Surety bonds                               38.6                    13.0
    Other guarantees                            5.1                    33.9
                                       -------------------     -----------------
       Total                                 $ 86.2                  $ 71.2
                                       ===================     =================

    Standby Letters of Credit
    The Company has issued stand-by letters of credit to financial institutions for the benefit of third parties that have extended credit to the Company and certain subsidiaries. These letters of credit have been issued primarily for the purpose of supporting payments of trade payables, securing performance under contracts and lease obligations and self insurance for workers compensation. If a subsidiary does not pay amounts when due under a covered contract, the counterparty may present its claim for payment to the financial institution, which will in turn request payment from the Company. Any amounts owed by the Company's subsidiaries are reflected in the Consolidated Balance Sheets.

    Surety Bonds
    At December 31, 2002, the Company had $38.6 million in surety bonds purchased primarily for purposes such as providing workers compensation coverage and obtaining licenses, permits and rights-of-way. To the extent liabilities are incurred as a result of the activities covered by the surety bonds, such liabilities are included in the Consolidated Balance Sheets.

    Other Guarantees
    The Company has other guarantees outstanding related primarily to prompt performance payments, lease obligations, and other payments subject to contingencies.

    Progress  Energy  has  issued   approximately   $7.5  million  of  financial
    guarantees on behalf of Progress Rail Services Corporation for obligations related to the purchase and sale of railcar parts, equipment and services.

    As of December 31, 2002, management does not believe conditions are likely for performance under these agreements.

    C. Insurance

    Florida Power is a member of Nuclear Electric Insurance Limited (NEIL), which provides primary and excess insurance coverage against property damage to members' nuclear generating facilities. Under the primary program, Florida Power is insured for $500 million at its nuclear plant, CR3. In addition to primary coverage, NEIL also provides decontamination, premature decommissioning and excess property insurance with a limit of $1.1 billion.

    Insurance coverage against incremental costs of replacement power resulting from prolonged accidental outages at nuclear generating units is also provided through membership in NEIL. Florida Power is insured thereunder, following a twelve-week deductible period, for 52 weeks in the amount of $3.5 million per week at CR3. An additional 110 weeks of coverage is provided at 80% of the above weekly amount. For the current policy period, Florida Power is subject to retrospective premium assessments of up to approximately $7.3 million with respect to the primary coverage, $6.7 million with respect to the decontamination, decommissioning and excess property coverage, and $4.7 million for the incremental replacement power costs coverage, in the event covered losses at insured facilities exceed premiums, reserves, reinsurance and other NEIL resources. Pursuant to regulations of the U.S. Nuclear Regulatory Commission, Florida Power's property damage insurance policies provide that all proceeds from such insurance be applied, first, to place the plant in a safe and stable condition after an accident and, second, to decontaminate, before any proceeds can be used for decommissioning, plant repair or restoration. Florida Power is responsible to the extent losses may exceed limits of the coverage described above.

    Florida Power is insured against public liability for a nuclear incident up to $9.55 billion per occurrence. Under the current provisions of the Price Anderson Act, which limits liability for accidents at nuclear power plants, Florida Power, as an owner of a nuclear unit, can be assessed for a portion of any third-party liability claims arising from an accident at any commercial nuclear power plant in the United States. In the event that public liability claims from an insured nuclear incident exceed $300 million (currently available through commercial insurers), Florida Power would be subject to pro rata assessments of up to $88.1 million for each reactor owned per occurrence. Payment of such assessments would be made over time as necessary to limit the payment in any one year to no more than $10 million per reactor owned. Congress is expected to approve revisions to the Price Anderson Act in the first quarter of 2003, that will include increased limits and assessments per reactor owned. The final outcome of this matter cannot be predicted at this time.

    There have been recent revisions made to the nuclear property and nuclear liability insurance policies regarding the maximum recoveries available for multiple terrorism occurrences. Under the NEIL policies, if there were multiple terrorism losses occurring within one year after the first loss from terrorism, NEIL would make available one industry aggregate limit of
    $3.2 billion, along with any amounts it recovers from reinsurance, government indemnity or other sources up to the limits for each claimant. If terrorism losses occurred beyond the one-year period, a new set of limits and resources would apply. For nuclear liability claims arising out of terrorist acts, the primary level available through commercial insurers is now subject to an industry aggregate limit of $300 million. The second level of coverage obtained through the assessments discussed above would continue to apply to losses exceeding $300 million and would provide coverage in excess of any diminished primary limits due to the terrorist acts aggregate.

    Florida Power self-insures its transmission and distribution lines against loss due to storm damage and other natural disasters. Pursuant to a regulatory order, Florida Power is accruing $6 million annually to a storm damage reserve and may defer any losses in excess of the reserve (See Note
    12B). A reconciliation of the activity in the reserve for the years ended December 31 is included in the table below (in thousands):

                                                2002              2001               2000
                                            -------------     --------------      -----------
    Reserve balance at beginning of year        $ 35,527           $ 29,527        $ 25,629
    Accruals made                                  6,000              6,000           6,000
    Charges taken                                 (5,896)                 -          (2,102)
                                            -------------     --------------      -----------
    Ending balance at end of year               $ 35,631           $ 35,527        $ 29,527
                                            =============     ==============      ===========

    D. Other Commitments

    Florida Progress has certain future commitments related to synthetic fuel facilities purchased that provide for contingent payments (royalties) of up to $25.2 million on sales from Florida Progress' interests in these plants annually through 2007. The related agreements were amended in December 2001 to require the payment of minimum annual royalties of which Florida Progress' share is approximately $14.5 million through 2007. As a result of the amendment, Florida Progress recorded a liability (included in other liabilities and deferred credits on the Consolidated Balance Sheets) and a deferred cost asset (included in other assets and deferred debits in the Consolidated Balance Sheets) of approximately $57.1 million and $67.0 million at December 31, 2002 and 2001, representing the minimum amounts due through 2007, discounted at 6.05%. As of December 31, 2002 and 2001, respectively, the portions of the asset and liability recorded that were classified as current were $11.9 million and $12.9 million, respectively. The deferred cost asset will be amortized to expense each year as synthetic fuel sales are made. The maximum amounts payable under these agreements remain unchanged. Actual amounts paid under these agreements were approximately $24.1 million in 2002, $25.2 million in 2001, and $22.5 million in 2000.

    E. Claims and Uncertainties

    The Company is subject to federal, state and local regulations addressing hazardous and solid waste management, air and water quality and other environmental matters.

    Hazardous and Solid Waste Management

    Various organic materials associated with the production of manufactured gas, generally referred to as coal tar, are regulated under federal and state laws. The principal regulatory agency that is responsible for a specific former manufactured gas plant (MGP) site depends largely upon the state in which the site is located. There are several MGP sites to which the Company has some connection. In this regard, Florida Power and other potentially responsible parties, are participating in investigating and, if necessary, remediating former MGP sites with several regulatory agencies, including, but not limited to, the U.S. Environmental Protection Agency
    (EPA), and the Florida Department of Environmental Protection (FDEP). In addition, Florida Power is periodically notified by regulators such as the EPA and various state agencies of their involvement or potential involvement in sites, other than MGP sites, that may require investigation and/or remediation.

    Florida Power. There are two former MGP sites and 11 other active sites associated with Florida Power that have required or are anticipated to require investigation and/or remediation costs. As of December 31, 2002 and 2001, Florida Power has accrued approximately $10.9 million and $8.5 million, respectively, for probable and reasonably estimable costs at these sites. Florida Power does not believe that it can provide an estimate of the reasonably possible total remediation costs beyond what is currently accrued. In 2002, Florida Power filed a petition for recovery of approximately $4.0 million in environmental cost through the Environmental Cost Recovery Clause with the FPSC. Florida Power was successful with this filing and will recover costs through rates for investigation and remediation associated with transmission and distribution substations and transformers. As more activity occurs at these sites, Florida Power will assess the need to adjust the accruals. These accruals have been recorded on an undiscounted basis. Florida Power measures its liability for these sites based on available evidence including its experience in investigating and remediating environmentally impaired sites. This process often includes assessing and developing cost-sharing arrangements with other potentially responsible parties. A rollforward of the balance in this liability is not provided due to the immateriality of this activity in the periods presented.

    Florida Progress. In 2001, Florida Progress sold Inland Marine Transportation to AEP Resources, Inc (See Note 4B). Florida Progress established an accrual to address indemnities and retained environmental liability associated with the transaction. The balance in this accrual is $9.9 million at December 31, 2002. Florida Progress estimates that its maximum contractual liability to AEP Resources, Inc. associated with Inland Marine Transportation is $60 million. This accrual has been determined on an undiscounted basis. Florida Progress measures its liability for this site based on estimable and probable remediation scenarios. The Company believes that it is reasonably probable that additional costs, which cannot be currently estimated, may be incurred related to the environmental indemnification provision beyond the amount accrued. The Company cannot predict the outcome of this matter.

    Florida Power has filed claims with the Company's general liability insurance carriers to recover costs arising out of actual or potential environmental liabilities. Some claims have been settled and others are still pending. While management cannot predict the outcome of these matters, the outcome is not expected to have a material effect on the financial position or results of operations.

    The Company is also currently in the process of assessing potential costs and exposures at other environmentally impaired sites. As the assessments are developed and analyzed, the Company will accrue costs for the sites to the extent the costs are probable and can be reasonably estimated.

    Air and Water Quality

    There has been and may be further proposed federal legislation requiring reductions in air emissions for nitrogen oxides, sulfur dioxide, carbon dioxide and mercury. Some of these proposals establish nationwide caps and emission rates over an extended period of time. This national multi-pollutant approach to air pollution control could involve significant capital costs which could be material to the Company's consolidated financial position or results of operations. Some companies may seek recovery of the related cost through rate adjustments or similar mechanisms. However, the Company cannot predict the outcome of this matter.

    The EPA is  conducting  an  enforcement  initiative  related  to a number of
    coal-fired   utility  power  plants  in  an  effort  to  determine   whether
    modifications at those facilities were subject to New Source Review requirements or New Source Performance Standards under the Clean Air Act. Florida Power was asked to provide information to the EPA as part of this initiative and cooperated in providing the requested information. The EPA initiated civil enforcement actions against other unaffiliated utilities as part of this initiative. Some of these actions resulted in settlement agreements calling for expenditures, ranging from $1.0 billion to $1.4 billion. A utility that was not subject to a civil enforcement action settled its New Source Review issues with the EPA for $300 million. These settlement agreements have generally called for expenditures to be made over extended time periods, and some of the companies may seek recovery of the related cost through rate adjustments or similar mechanisms. The Company cannot predict the outcome of this matter.

    Certain historical waste sites exist that are being addressed voluntarily by the Energy and Related Service segment. An accrual has been established to address investigation expenses related to these sites. The Company cannot determine the total costs that may be incurred in connection with these sites. According to current information, these future costs are not expected to be material to the Company's financial condition or results of operations.

    Rail Services is voluntarily addressing certain historical waste sites. An accrual has been established to address estimable costs. The Company cannot determine the total costs that may be incurred in connection with these sites. According to current information, these future costs are not expected to be material to the Company's financial condition or results of operations.

    The Kyoto Protocol was adopted in 1997 by the United Nations to address global climate change by reducing emissions of carbon dioxide and other greenhouse gases. The United States has not adopted the Kyoto Protocol, however, a number of carbon dioxide emissions control proposals have been advanced in Congress and by the Bush Administration. The Bush Administration favors voluntary programs. Reductions in carbon dioxide emissions to the levels specified by the Kyoto Protocol and some legislative proposals could be materially adverse to the Company's financials and operations if associated costs cannot be recovered from customers. The Company favors the voluntary program approach recommended by the administration, and is evaluating options for the reduction, avoidance, and sequestration of greenhouse gases. However, the Company cannot predict the outcome of this matter.

    In 1997, the EPA's Mercury Study Report and Utility Report to Congress conveyed that mercury is not a risk to the average American and expressed uncertainty about whether reductions in mercury emissions from coal-fired power plants would reduce human exposure. Nevertheless, the EPA determined in 2000 that regulation of mercury emissions from coal-fired power plants was appropriate. The EPA is currently developing a Maximum Available Control Technology (MACT) standard, which is expected to become final in December 2004, with compliance in 2008. Achieving compliance with the MACT standard could be materially adverse to the Company's financials and operations. However, the Company cannot predict the outcome of this matter.

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

    F. Legal Matters

    1. Age Discrimination Suit. Florida Power and Florida Progress have successfully resolved and settled the multi-party lawsuit served on the companies in 1995. In 1995, Florida Power and Florida Progress were named defendants in an age discrimination lawsuit. The number of plaintiffs was 116, but four of those plaintiffs have had their federal claims dismissed and 74 others have had their state age claims dismissed. While no dollar amount was requested, each plaintiff sought back pay, reinstatement or front pay through their projected dates of normal retirement, costs and attorneys' fees. In October 1996, the Federal Court approved an agreement between the parties to provisionally certify this case as a class action suit under the Age Discrimination in Employment Act. Florida Power filed a motion to decertify the class and in August 1999, the Court granted Florida Power's motion. In October 1999, the judge certified the question of whether the case should be tried as a class action to the Eleventh Circuit Court of Appeals for immediate appellate review. In December 1999, the Court of Appeals agreed to review the judge's order decertifying the class. In anticipation of a potential ruling decertifying the case as a class action, plaintiffs filed a virtually identical lawsuit, which identified all opt-in plaintiffs as named plaintiffs. On July 5, 2001, the Eleventh Circuit Court of Appeals ruled that as a matter of law, disparate claims cannot be brought under the Americans with Disabilities Act (ADEA). This ruling has the effect of decertifying the case as a class action. On October 3, 2001, the plaintiffs filed a petition in the United States Supreme Court, requesting a hearing of the case, on the issue of whether disparate claims can be brought under the ADEA. On December 3, 2001, the United States Supreme Court agreed to hear the case. Oral arguments on the issue were held on March 20, 2002. On April 1, 2002, the U.S. Supreme Court issued a per curiam affirmed order in the case stating they had improvidently granted the oral argument and they would uphold the ruling of the Eleventh Circuit Court of Appeals.
    Therefore, the case will remain decertified. As a result of the decertification, the trial court has grouped the plaintiffs cases to be tried. The trial for the first set of twelve plaintiffs began on July 22, 2002. The jury entered a verdict in favor of Florida Power in that trial on August 9, 2002. The next group of plaintiffs' to be tried was named, but no trial date was set. The parties attended a second mediation on October 31 and November 1, 2002. The Company was able to reach a settlement of this matter with all but one plaintiff, the details of which are subject to a confidentiality agreement.

    2. Advanced Separation Technologies (AST). In 1996, Florida Progress sold its 80% interest in AST to Calgon Carbon Corporation (Calgon) for net proceeds of $56 million in cash. In January 1998, Calgon filed a lawsuit against Florida Progress and the other selling shareholder and amended it in April 1998, alleging misstatement of AST's 1996 revenues, assets and liabilities, seeking damages and granting Calgon the right to rescind the sale. The lawsuit also accused the sellers of failing to disclose flaws in AST's manufacturing process and a lack of quality control. Florida Progress believes that the aggregate total of all legitimate warranty claims by customers of AST for which it is probable that Florida Progress will be responsible for under the Stock Purchase Agreement with Calgon is approximately $3.2 million, and accordingly, accrued $3.2 million in the third quarter of 1999 as an estimate of probable loss. Florida Progress filed a motion for summary judgement, which is pending. On June 19 and 20, 2002, a hearing was held before a federal magistrate judge, on the sellers objection to the report of Calgon's damages expert. The sellers argued that the report and opinions of Calgon's expert, Arthur Andersen, are inadmissible for a number of reasons. On January 14, 2003, the federal magistrate judge issued a Report and Recommendation finding that part of Andersen's expert report should be excluded from evidence. Specifically, the Report recommended that Andersen's damages analysis using the discounted cash flow methodology should be excluded, but did not recommend exclusion of Andersen's damage analysis based on the guideline public traded company ("GPTC") method. On January 30, 2003, the sellers filed a Notice of Appeal from the Report with the United States District Court for the Western District of Pennsylvania on the grounds that Andersen's GPTC analysis should also be excluded. Calgon also filed a Notice of Appeal from the Report arguing that Andersen's discounted cash flow analysis should be admissible.

    3. Easement Litigation. In December 1998, Florida Power was served with a class action lawsuit seeking damages, declaratory and injunctive relief for the alleged improper use of electric transmission easements. The plaintiffs contend that the licensing of fiber optic telecommunications lines to third parties or telecommunications companies for other than Florida Power's internal use along the electric transmission line right-of-way exceeds the authority granted in the easements. In June 1999, plaintiffs amended their complaint to add Progress Telecom as a defendant and adding counts for unjust enrichment and constructive trust. In January 2000, the trial court conditionally certified the class statewide. In mediation held in March 2000, the parties reached a tentative settlement of this claim. In January 2001, the trial court preliminarily approved the amended settlement agreement, certified the settlement class and approved the class notice. On November 16, 2001, the trial court issued a final order approving the settlement. Several objectors to the settlement appealed the order to the 1st District Court of Appeal. On February 12, 2003, the appellate court issued an opinion upholding the trial court's subject matter jurisdiction over the case, but reversing the trial court's order approving the mandatory settlement class for purposes of declaratory and injunctive relief. The appellate court remanded the case to the trial court for further proceedings. The Company is considering whether to file a motion for rehearing and/or a motion for rehearing en banc before the 1st District Court of Appeal, and/or whether to seek discretionary review before the Florida Supreme Court. The Company cannot predict the outcome of any future proceedings in this case.

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

    4. Franchise Litigation. Six cities, with a total of approximately 49,000 customers, have sued Florida Power in various circuit courts in Florida. The lawsuits principally seek (1) a declaratory judgment that the cities have the right to purchase Florida Power's electric distribution system located within the municipal boundaries of the cities, (2) a declaratory judgment that the value of the distribution system must be determined through arbitration, and (3) injunctive relief requiring Florida Power to continue to collect from Florida Power's customers and remit to the cities, franchise fees during the pending litigation, and as long as Florida Power continues to occupy the cities' rights-of-way to provide electric service, notwithstanding the expiration of the franchise ordinances under which Florida Power had agreed to collect such fees. Five circuit courts have entered orders requiring arbitration to establish the purchase price of
    Florida Power's electric distribution system within five cities. Two appellate courts have held those circuit court decisions and authorized cities to determine the value of Florida Power's electric distribution system within the cities through arbitration. To date, no city has attempted to actually exercise the right to purchase any portion of Florida Power's electric distribution system. An arbitration in one of the cases was held in August 2002 and an award was issued in October 2002 setting the value of Florida Power's distribution system within one city at approximately $22 million. At this time, whether and when there will be further proceedings following this award cannot be determined. Additional arbitrations have been scheduled to occur in the first and second quarters of 2003.

    As part of the above litigation, two appellate courts have also reached opposite conclusions regarding whether Florida Power must continue to collect from its customers and remit to the cities "franchise fees" under the expired franchise ordinances. Florida Power has filed an appeal with the Florida Supreme Court to resolve the conflict between the two appellate courts. The Florida Supreme Court has issued an order setting a briefing schedule and reserving ruling on accepting jurisdiction. On January 12, 2003, Florida Power served its Initial Brief in the Supreme Court and its request for oral argument. Three amicus curiae also filed motions seeking leave to participate in support of Florida Power's position and filed amicus briefs. No oral argument has yet been set. Florida Power cannot predict the outcome of these matters at this time.

    5. DOE Litigation. As required under the Nuclear Waste Policy Act of 1982, Florida Power entered into a contract with the DOE under which the DOE agreed to begin taking spent nuclear fuel by no later than January 31, 1998. All similarly situated utilities were required to sign the same standard contract.

    In April 1995, the DOE issued a final interpretation that it did not have an unconditional obligation to take spent nuclear fuel by January 31, 1998. In Indiana & Michigan Power v. DOE, the Court of Appeals vacated the DOE's final interpretation and ruled that the DOE had an unconditional obligation to begin taking spent nuclear fuel. The Court did not specify a remedy because the DOE was not yet in default.

    After the DOE failed to comply with the decision in Indiana & Michigan Power
    v. DOE, a group of utilities petitioned the Court of Appeals in Northern States Power (NSP) v. DOE, seeking an order requiring the DOE to begin taking spent nuclear fuel by January 31, 1998. The DOE took the position that its delay was unavoidable, and the DOE was excused from performance under the terms and conditions of the contract. The Court of Appeals did not order the DOE to begin taking spent nuclear fuel, stating that the utilities had a potentially adequate remedy by filing a claim for damages under the contract.

    After the DOE failed to begin taking spent nuclear fuel by January 31, 1998, a group of utilities filed a motion with the Court of Appeals to enforce the mandate in NSP v. DOE. Specifically, this group of utilities asked the Court to permit the utilities to escrow their waste fee payments, to order the DOE not to use the waste fund to pay damages to the utilities, and to order the DOE to establish a schedule for disposal of spent nuclear fuel. The Court denied this motion based primarily on the grounds that a review of the matter was premature, and that some of the requested remedies fell outside of the mandate in NSP v. DOE.

    Subsequently, a number of utilities each filed an action for damages in the Federal Court of Claims. In a recent decision, the U.S. Circuit Court of Appeals (Federal Circuit) ruled that utilities may sue the DOE for damages in the Federal Court of Claims instead of having to file an administrative claim with DOE. Florida Power is in the process of evaluating whether it should file a similar action for damages.

    Florida Power also continues to monitor legislation that has been introduced in Congress, which might provide some limited relief. Florida Power cannot predict the outcome of this matter.

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

    6. Other Legal Matters. Florida Progress and Florida Power are involved in various other claims and legal actions arising in the ordinary course of business, some of which involve substantial amounts. Where appropriate, accruals have been made in accordance with SFAS No. 5, "Accounting for Contingencies," to provide for such matters. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect upon either company's consolidated financial position, results of operations or liquidity.



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